EXHIBIT 10.6

FORM OF FRANCHISE AGREEMENT

U-Swirl International, Inc. has executed franchise agreements in the form of the franchise agreement attached to this schedule as follows:

Date	Franchisee	Location
03/16/09	U Create Enterprises*	790 Coronado Center Drive, Henderson, Nevada
06/05/09	Galena Frozen Yogurt LLC	57 Damonte Ranch Parkway, Suite D, Reno, Nevada
11/02/09	Cook Family Enterprises LLC	Phoenix, Arizona - to be determined
02/05/10	RMR Group, LLC	Monmouth County, New Jersey – to be determined
03/31/10	Galena Frozen Yogurt LLC	2870 North Towne Lane, Reno, Nevada
04/15/10	AV, LLC	Tucson, Arizona – to be determined

*The Franchise Agreement signed by U Create Enterprises does not require the payment of a franchise fee or royalties to U-Swirl International for this location.

®

U-SWIRL INTERNATIONAL, INC.

FRANCHISE AGREEMENT

Franchisee:_______________________________________________

Date of Franchise Agreement: _________________________________

Store Location:____________________________________

TABLE OF CONTENTS

I.	THE FRANCHISE: RIGHTS, TERM, RENEWAL, AND FEES		2
	1.1	Franchise Grant	2
	1.2	Initial Franchise Fee	2
	1.3	Term and Renewal	3
	1.4	Trade Name, Proprietary Marks, and Trade Secrets	3
	1.5	Use of Name	5
	1.6	Royalty Fee, Reports, Late Charge	6
	1.7	Business Entity	7
	1.8	Governing Documents of Franchisee	7
	1.9	Existence of Various Forms of Franchise Agreements	7

II.	ESTABLISHMENT AND OPERATION OF THE FRANCHISE		8
	2.1	Store Premises; Approval of Lease	8
	2.2	Construction or Remodeling of Store and Premises	8
	2.3	Restricted Use of Premises	8
	2.4	Licenses and Permits	8
	2.5	Food, Beverages and Supplies	9
	2.6	Equipment and Signs	9
	2.7	Operations Manual	10
	2.8	Training; Opening Team	10
	2.9	Confidentiality and Covenant Against Competition	12
	2.10	Operating Standards	13
	2.11	Advertising Obligations	14
	2.12	Right to Inspect	16
	2.13	Books, Records and Reports	17
	2.14	Continued Operation of Business	18
	2.15	Hours of Operation	18
	2.16	Additional Assistance of USI	18
	2.17	Enhancements Developed by Franchisee	19

III.	ASSIGNMENT, SALE OR TRANSFER		19
	3.1	Prior Consent of USI to Assignment	19
	3.2	Advance Notice of Proposed Terms and Right of First Refusal	20
	3.3	Requirement for Consent to Transfer	20
	3.4	Death or Incapacity of Franchisee	21
	3.5	Transfer by USI; Delegation of Duties	22

IV.	INDEMNIFICATION AND INSURANCE		22
	4.1	Indemnity	22
	4.2	Insurance	22

V.	DEFAULT AND TERMINATION OF FRANCHISE		23
	5.1	Immediate Termination by USI	23
	5.2	Twenty-Four Hour Cure Period	24
	5.3	Ten-Day Cure Period	24
	5.4	Thirty-Day Notice	24
	5.5	Diligent Pursuit of Cure	25

5.6	Statutory Cure Period	25
5.7	Specific Remedies	25
5.8	Termination; Obligations Upon Termination	26

VI.	MISCELLANEOUS PROVISIONS	28
6.1	Independent Contractors	28
6.2	Illegality; Survival	28
6.3	Dispute Resolution	28
6.4	Choice of Law	29
6.5	Costs and Attorneys’ Fees	29
6.6	Injunctive Relief	30
6.7	No Guarantee of Franchisee’s Success	30
6.8	Notices	30
6.9	Binding Effect	30
6.10	Waiver	31
6.11	Cross Default	31
6.12	Cross Termination	31
6.13	Entire Agreement	31
6.14	Modifications	31
6.15	Number, Table of Contents, and Captions	32
6.16	Nature of Liability	32
6.17	Acknowledgement; Representations	32

Exhibit 1 -	Addendum to Franchise Agreement
Exhibit 2 -	Guaranty and Assumption of Franchisee’s Obligations
Exhibit 3 -	Statement of Ownership
Exhibit 4 -	Electronic Funds Transfer Authorization Agreement

U-SWIRL INTERNATIONAL, INC.
FRANCHISE AGREEMENT

This Franchise Agreement (“Agreement") is made and entered into as of the date set forth on the signature page of this Agreement (the “Effective Date”) between U-Swirl International, Inc., a Nevada corporation, located at 1075 American Pacific, Suite C, Henderson, Nevada 89074 (“USI”); and ________________________, a _________________, located at _______________________________________ (“Franchisee”).

RECITALS

A.           USI and its predecessor have created for use in the operation of U-Swirl Frozen Yogurt stores (“U-Swirl Stores”) a distinctive interior design, trade dress, décor, and color scheme; uniform methods of operation and equipment specifications; procedures for quality control; training and ongoing assistance; and advertising and promotional programs; all of which may be changed, improved, and further developed by USI from time to time.  These stores do business under the trade name “U-SWIRL FROZEN YOGURT®” and other trademarks, service marks, logos, insignias, domain names, trade names and trade dress owned by USI, which are collectively referred to in this Agreement as the “Proprietary Marks.”  All of the knowledge, experience, processes, methods, specifications, techniques, Proprietary Marks and other intellectual property, software, and information of USI available for use in the operation of the business subject to this Agreement are referred to in this Agreement as the “System.”  Much of the information related to the components of the System constitutes trade secrets of USI.

B.           USI owns and will grant, or has granted, franchises to others for the operation of U-Swirl Stores using the System.

C.           Franchisee understands and recognizes that (1) the developments and properties of USI as recited above are of considerable value; and (2) it is of importance to USI and all of its franchisees to maintain the development of the System in a uniform and distinctive manner, allowing Franchisee and all other franchisees of USI to enjoy a public image and reputation greatly in excess of that which any single franchisee could establish.

D.           Franchisee desires to make use of the mark “U-SWIRL FROZEN YOGURT” and to enjoy the benefits of that mark, the other Proprietary Marks, and the System; and to establish a U-Swirl Store to be operated in accordance with the methods, practices, and procedures set forth from time to time by USI in its Operations Manual (as defined in Section 2.7 below).  USI is willing to grant Franchisee the right to do so under the terms, conditions and provisions set forth in this Agreement.

E.           Franchisee recognizes the necessity and desirability of protecting the reputation, goodwill, trade secrets, and confidential business information of USI; and recognizes that disclosure of trade secrets and confidential business information, including specifics of the System, to any third party will cause irreparable damage and harm to USI.

AGREEMENT

I.           THE FRANCHISE: RIGHTS, TERM, RENEWAL, AND FEES

1.1           Franchise Grant

a.           During the term of this Agreement, USI grants Franchisee a franchise to operate a U-Swirl Store (the “Store”) that includes the exclusive right to use the System as provided in this Agreement, at the location listed in Exhibit 1 (the “Premises”), which is attached to this Agreement and incorporated by reference.  Franchisee may relocate the Store within its exclusive territory (as described below) only with USI’s prior written consent and approval of the relocation site.

b.           During the term of this Agreement, USI grants Franchisee an exclusive territory consisting of the area indicated in Exhibit 1 (the “Territory”).  If Franchisee is in full compliance with the terms of this Agreement, USI will not establish or franchise another U-Swirl Store within the Territory, unless Franchisee first gives its written consent—except that the exclusive rights in the Territory do not apply to franchises and stores owned by USI or its affiliates that are already in existence in the Territory (if any).

c.           This franchise is granted only for the Premises and Territory identified above, and grants no rights outside the Territory; nor does it include any territorial protection against competition.

d.           Franchisee acknowledges that USI or an affiliate of USI, if any, may be operating stores under the name “U-SWIRL FROZEN YOGURT” and that those stores are similar to the Store that will be operated by Franchisee under this Agreement.

e.           Except as specified above, Franchisee acknowledges and agrees that the franchise rights granted under this Agreement are nonexclusive and USI retains the rights:  (1) to use and to license others to use, the Marks and the System in connection with U-Swirl Stores at any location outside of the Territory; (2) to use the Marks and System in connection with other services and products, promotional and marketing efforts or related items, or in alternative channels of distribution, including on the Internet, without regard to location; (3) to use and license the use of other proprietary marks or methods in the sale of products and services similar to those which Franchisee sells, whether in alternative channels of distribution or in the operation of stores/restaurants that are the same as, or similar to, or different from U-Swirl Stores, at any location, and on any terms and conditions as USI deems desirable and without granting Franchisee any rights to them; (4) to acquire, merge with, or be acquired by any other business, including a business that competes directly with the Store, wherever located; and (5) to implement multi-area marketing programs, including Internet and national accounts, which may allow USI or others to solicit or sell to customers anywhere.  USI may issue mandatory policies to coordinate multi-area marketing programs, if any.

1.2           Initial Franchise Fee

The initial franchise fee for the rights granted under this Agreement is the amount listed In

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 Exhibit 1, and is payable prior to, or at, the signing of this Agreement.

1.3           Term and Renewal

a.           The term of this Agreement, and the period within which Franchisee will enjoy its rights and privileges, will begin as of the Effective Date, and will terminate ten (10) years thereafter.  Franchisee will, however, have the option to renew its franchise rights by obtaining up to two successor franchises, each for terms of ten (10) years, subject to all terms and conditions then being required of new franchisees, including the then-prevailing Royalty Fee rate.

b.           To obtain a successor franchise, Franchisee must:

1.           be in complete compliance with the terms of this Agreement and the then-current Operations Manual;

2.           not have received more than five written notices of breach of this Agreement during its term, whether cured or not;

3.           give USI written notice of Franchisee’s desire to renew not less than ninety (90) days nor more than one hundred eighty (180) days before this Franchise Agreement expires;

4. pay to USI a “Successor Franchise Fee” of twenty percent (20%) of the then-current initial franchise fee or Five Thousand Dollars ($5,000.00), whichever is more;

5.           sign the current form of Franchise Agreement and other agreements then being required of new franchisees, and return these agreements to USI (properly executed by Franchisee without changes) before the expiration of this Agreement;

6.           permit representatives of USI to inspect the Store and other portions of the Premises;

7.           upgrade and/or remodel the Store and the Premises as USI directs, or commit to do so by a date certain that is agreeable to USI;

8.           be current on all financial obligations to USI; and

9.           except where prohibited by law, release all past and present claims against USI.

1.4           Trade Name, Proprietary Marks, and Trade Secrets

a.           The license granted under this Agreement permits Franchisee, for the life of and subject to the terms of this Agreement, (1) to operate a store at the Premises under the trade name “U-SWIRL FROZEN YOGURT” in accordance with the System, including the methods, practices, and procedures set forth from time to time in the Operations Manual; and (2) to use the Proprietary Marks in connection with the operation of the Store.  Franchisee has no right to license or sublicense USI’s trade names, any aspects of the System, or the Operations Manual,

FRANCHISE AGREEMENT - PAGE 3

or any of the Proprietary Marks.

b.           Franchisee agrees to use the Proprietary Marks only in the manner and to the extent specifically licensed by this Agreement, and only in conformity with the standards and requirements that USI has established or may establish from time to time, and which are set forth in part in the Operations Manual.  Franchisee further agrees that any unauthorized use or continued use of the Proprietary Marks after the termination or expiration of this Agreement will constitute irreparable harm entitling USI to seek and obtain injunctive relief.

c.           Franchisee acknowledges and agrees that the Proprietary Marks presently owned by USI, or which may be acquired in the future, constitute part of the System; that valuable goodwill is associated with and attached to these marks and the other Proprietary Marks; and that any and all goodwill associated with the Proprietary Marks, including any goodwill that might be deemed to have arisen through Franchisee’s activities, inures directly and exclusively to the benefit of USI.  Further, Franchisee specifically acknowledges that certain portions of the Premises decor and design constitute unique and protectable images to the consumer, which are identified with USI and which are part of the goodwill associated with the System.  This “trade dress” is exclusively owned by USI, and this Agreement does not grant any ownership or other interests in the trade dress to Franchisee.  Usage of the trade dress by Franchisee, and any goodwill established by that usage, inures to the exclusive benefit of USI.

d.           Franchisee understands that Franchisee’s license to use any or all of the Proprietary Marks is non-exclusive and relates solely to the operation of the Store.

e.           Except for use in strict compliance with this Agreement, Franchisee shall not, directly or indirectly, apply to register, register, or otherwise seek to use or control, or in any way use in any place, the mark “U-SWIRL FROZEN YOGURT,” any other of the Proprietary Marks (or any portion of them), or any confusingly similar form or variation; nor will Franchisee assist any others to do so.

f.           Franchisee agrees that during the term of this Agreement and after its expiration or termination, Franchisee shall not directly or indirectly contest or aid a third party in contesting the validity or ownership of the Proprietary Marks.

g.           Franchisee shall not post any of USI’s confidential information on the Internet, and Franchisee shall not post any USI copyrighted material or information on the Internet without USI’s prior written permission; nor will Franchisee assist any other party in doing so.  Franchisee shall not maintain an Internet site or otherwise maintain a presence or advertise on the Internet or any other public computer network in connection with the franchised business without USI’s prior written approval, which USI may withhold for any reason.  Franchisee agrees that it must obtain USI’s prior written approval for any Internet domain name and/or home page address owned or controlled by Franchisee that includes any of the Proprietary Marks, which approval may be withheld by USI for any reason.  Franchisee agrees to submit to USI for its approval before use true and correct printouts of all website pages Franchisee proposes to use in its website in connection with the franchised business (if any).  Franchisee will only use material that USI has approved.  Franchisee’s website must conform to all of USI’s website requirements, whether set forth in the Operations Manual or otherwise.  If USI grants approval for a website: (1) Franchisee shall not use any of the Proprietary Marks at the site except as

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USI expressly permits; (2) if Franchisee wishes to modify its approved site, all proposed modifications must also receive USI’s prior written approval; (3) Franchisee explicitly understands that it must not post on its website any material in which any third party has any direct or indirect ownership interest (including video clips, photographs, sound bites, copyrighted text, trademarks or service marks or any other text or image in which any third party may claim intellectual property ownership interests); (4) Franchisee agrees to list on its website any website maintained by USI, and any other information USI requires in the manner USI dictates; (5) Franchisee agrees to provide all hyperlinks or other links that USI requires; and (6) Franchisee agrees that USI may provide on the USI website a link to Franchisee’s website.  The requirement for USI’s prior approval set forth in this Section will apply to all activities on the Internet or other communications network to be conducted by Franchisee, except for e-mail communications as follows:  Franchisee must maintain at least one e-mail address specifically for business use, including for communications between Franchisee and USI.  Franchisee may conduct individual e-mail communications with other parties without USI’s prior written approval—provided that the e-mail address(es) and communications comply with all of USI’s requirements as stated in this Agreement and the Operations Manual.

h.           USI claims all copyrights in the Operations Manual, and in its menus, recipes, and other written materials developed by USI.  Franchisee agrees to follow USI’s rules regarding the use of the copyrighted materials of USI and not use such materials in any unauthorized manner.

i.           Franchisee shall immediately refer to USI (1) any infringement or challenge to the validity or ownership of the trademark/service mark “U-SWIRL FROZEN YOGURT” or any of the other Proprietary Marks or copyrights of USI; (2) any complaints made by customers to the media or the public, including use of the Internet in connection with the use of these names and Proprietary Marks or copyrights of USI; or (3) any acts of unfair competition, whether by Franchisee or by third parties that interfere with the relationship of the parties to this Agreement or the relationship between USI and other franchisees.  The notification must include all information that is available to Franchisee concerning the infringements or acts of unfair competition.

j.           Franchisee shall cooperate with USI in any legal action against third parties brought by USI relating to this Agreement, or to the Proprietary Marks or copyrights of USI, by providing to USI information or evidence available to Franchisee as USI may request.  USI will have full and complete control of any legal or informal action to stop acts of unfair competition or infringement of its Proprietary Marks or copyrights of USI, and USI alone will decide whether any legal action will be taken.  Franchisee has no right to participate in the action or decision without written permission from USI.

1.5           Use of Name

a.           Franchisee shall operate, advertise, and promote the Store under the name “U-SWIRL FROZEN YOGURT” with no accompanying words or symbols of any nature, except as may be otherwise required by USI or by law.

b.           Franchisee shall not use as part of its business entity name any of the Proprietary Marks, including “U-SWIRL,” any trade names of USI, or any form, portion, or

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variation of the Proprietary Marks or such trade names, including “USI” or “USY.”  Franchisee shall not use any of the Proprietary Marks of USI, or any form, portion, or variation of the Proprietary Marks, as part of an electronic mail address or on any sites on the Internet, without the prior written consent of USI, which consent may be withheld for any reason.

c.           Upon the expiration or termination of this Agreement for any cause (1) Franchisee will subsequently refrain from using the Proprietary Marks of USI in any of its business or advertising materials; and (2) upon USI’s request, Franchisee will execute and have properly filed and recorded all documents necessary or desirable to effect the cancellation or termination by Franchisee of any filing or recording by Franchisee of any document containing the words “U-SWIRL FROZEN YOGURT,” or other Proprietary Marks of USI, or any form, portion, or variation thereof.  The prohibitions on subsequent use apply to the use of the words “formerly,” “former,” “formerly associated” or any words conveying similar meaning and used in conjunction with the Proprietary Marks.

1.6           Royalty Fee, Reports, Late Charge

a.           As additional consideration for the rights granted to Franchisee in this Agreement, Franchisee shall pay USI a “Royalty Fee” of three percent (3%) of the Net Sales resulting from the operation of Franchisee’s business from the Premises.

b.           “Net Sales” are defined as all charges and receipts from any activities conducted in, or in connection with, the Store or on the Premises, including sales made away from the Store (such as in catering); less sales and use taxes, discounts, and refunds.

c.           Franchisee shall provide to USI:  (1) by Tuesday of each week a report of Net Sales during the prior week (a “Weekly Sales Report”); and (2) by the fifth (5th) day of each month, reports of Net Sales and profit and loss for the prior month (a “Monthly Sales Report”), each on forms approved or furnished by USI, in accordance with the provisions of Section 2.13 of this Agreement.

d.           The continuing Royalty Fee payment is due and payable on Wednesday of each week based on the Net Sales during the preceding week.

e.             Franchisee shall participate in an electronic funds transfer program under which USI automatically deducts from Franchisee’s bank account the Royalty Fee, the advertising fees (as specified in Section 2.11), and other payments owed to USI, and Franchisee agrees to sign and keep current the Electronic Funds Transfer Authorization Agreement attached to this Agreement as Exhibit 4, and incorporated by this reference (the “EFT Agreement”).  Franchisee shall advise USI of any changes to Franchisee’s bank account and Franchisee shall sign a then-current version of the EFT Agreement within five (5) business days from the date Franchisee changes its bank account or any relevant banking relationship.  If Franchisee has not delivered its Weekly Sales Report to USI by Tuesday of the current week, USI will be entitled to deduct from Franchisee’s bank account an amount of the Royalty Fee, the advertising fee, and other fees estimated by USI to be owed to USI for the prior week.  If the estimated deduction is more than the amount later determined to be owed by Franchisee, USI shall credit the excess amount against the next Royalty Fee payment due from Franchisee.  If the estimated deduction is less than the amount later determined to be owed by Franchisee,

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then Franchisee shall pay USI the balance due in the next Royalty Fee payment, along with the late fee and/or interest as described below.  Use by USI of this estimation procedure does not constitute a waiver by USI of its right to pursue any and all other remedies available to it, including termination of this Agreement.

f.           If Franchisee fails to pay USI when due any Royalty Fee, advertising fee, or any other amount due under this Agreement, or if an electronic funds transfer is not completed as a result of a lack of available funds or other circumstance beyond USI’s control, Franchisee shall pay USI, in addition all amounts then due, (1) a late fee of twenty-five dollars ($25) per occurrence, unless waived by USI at its sole option, plus (2) beginning on the day after the payment was due, the lesser of one and one-half percent (1½%) interest per month or the highest rate allowed by applicable law until paid in full.  This charge will not constitute a waiver of any of USI’s rights under this Agreement.

1.7           Business Entity

Franchisee shall place on the face of each of its stock certificate or on a sticker attached to the certificate, or in the limited liability company operating agreement or the partnership agreement of the entity (as applicable), a reference to the restriction on transfers contained in this Agreement.  If Franchisee is a corporation, limited liability company, partnership, or other multiple owner entity, USI may require its shareholders, partners, or members to individually execute this Agreement and/or the Guaranty and Assumption of Franchisee’s Obligations, which is attached to this Agreement as Exhibit 2, and incorporated by reference, to bind themselves to the provisions of this Agreement.

1.8           Governing Documents of Franchisee

Prior to the execution of this Agreement, Franchisee shall provide to USI a copy of Franchisee’s governing documents, including Articles of Incorporation, Articles of Organization, Certificate of Limited Partnership, By-Laws, Partnership Agreement, or LLC Operating Agreement, or similar agreements (as applicable), and any agreements involving persons or entities holding an interest in the franchise, so that USI can be assured that Franchisee can comply with its commitments under this Agreement.  Subject always to the restrictions and requirements of Article III of this Agreement, Franchisee shall provide to USI copies of any change(s) to these documents immediately upon adoption of the change(s), so that USI receives notice of the change(s) within three (3) business days after adoption of the change(s).

1.9           Existence of Various Forms of Franchise Agreements

Franchisee acknowledges that present and future franchisees of USI may operate under a number of forms of franchise agreements, and consequently, USI’s obligations and rights with respect to its various franchisees may differ materially in certain instances.  The existence of different forms or versions of the franchise agreement does not entitle Franchisee to benefit from any such difference; nor does it operate to alter or amend the agreement of the parties set forth in this Agreement.

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II.           ESTABLISHMENT AND OPERATION OF THE FRANCHISE

2.1           Store Premises; Approval of Lease

a.           Franchisee must at all times during the term of this Agreement operate the Store from the Premises approved by USI, which Premises may be leased or owned by Franchisee.

b.           If the Premises will be leased from a third party, before signing the lease or making any other binding commitment to lease the Premises, Franchisee must provide a copy of the proposed lease to USI for its review and approval.  USI may provide Franchisee with comments concerning changes that are required for USI to approve the lease or that USI suggests Franchisee try to negotiate with the landlord to make the lease more reasonable for Franchisee and its business.  USI will not, however, negotiate the lease on Franchisee’s behalf.  USI reserves the right to require the Franchisee and the landlord to enter into an addendum to the lease regarding the lease setting forth additional terms for the benefit of the Store or the System.  Franchisee must receive USI’s approval of the final version of the lease.

2.2           Construction or Remodeling of Store and Premises

a.           All construction or remodeling of the Store and the Premises, exterior and interior, including areas in Franchisee’s control around the Store, must be in accordance with the standards and specifications of USI, as may be specified in the Operations Manual or other document delivered by USI to Franchisee, and any local governing body (i.e., city, county, etc.).

b.           Any plans for changes to the landscaping of and parking space on the Premises (if under the control of Franchisee) must be approved by USI in writing before the plans are implemented.

2.3           Restricted Use of Premises

Franchisee shall not wholly or partially sublet the Premises without USI’s prior written consent.  The Premises may be used only for the operation of a U-Swirl Store in compliance with this Agreement, the lease for the Premises (if applicable), and the Operations Manual.  Franchisee shall not conduct other businesses or activities on the Premises without USI’s prior written consent.

2.4           Licenses and Permits

Before the commencement of operations, Franchisee shall obtain all licenses and permits necessary to acquire and operate the Store, including all business licenses and health code licenses or permits.  USI shall assist Franchisee with obtaining such licenses and permits, which assistance will be limited to providing Franchisee with information on the types of licenses and permits required and the name of the agency from whom such licenses or permits are obtained (if known to USI).

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2.5           Food, Beverages and Supplies

a.           USI will provide Franchisee with information about food and beverage items (if any) that USI approves for sale in U-Swirl Stores.  Franchisee must offer in the Store all food, beverage, and other items, and all services, USI specifies from time to time; except with USI’s prior written consent.  Franchisee shall not offer, sell, or serve in its Store any food, beverage, or other items, or services, not approved by USI.  Franchisee shall use only ingredients and supplies that are in compliance with the standards as set forth in the Operations Manual or other documents provided by USI, as they presently exist or exist in the future.  Franchisee shall purchase only from approved suppliers, which may include USI or an affiliate of USI, all of Franchisee’s requirements for supplies, food, and/or beverage items as specified in the Operations Manual, or other documents provided by USI, as they presently exist or exist in the future.  USI may conduct testing and sampling of food and/or beverages at the Store to better assure quality and taste control.

b.           USI may from time to time designate one or more exclusive suppliers of trademarked supplies and/or goods sold in the Store.  Franchisee must purchase all items of the type designated that are sold or used by its Store from the exclusive supplier or suppliers, as specified by USI.

2.6           Equipment and Signs

a.           Unless otherwise approved of by USI in writing, and except as specified in this Agreement, Franchisee must acquire all equipment, fixtures, furniture, and signs used in the operation of the Store from suppliers approved by USI, which may include USI or an affiliate of USI.

b.           Franchisee must purchase or lease and use in the Store an electronic cash register system meeting USI’s specifications.  USI may change the components of the required cash register system or convert to another system, and Franchisee agrees to make the change or conversion.  If USI requires Franchisee to change the components of the system, it will allow Franchisee not less than thirty (30) days to make the change.  If USI requires Franchisee to convert to a different system, it will allow Franchisee not less than ninety (90) days to make the conversion.

       c.           Franchisee must purchase or lease and use in the Store a computer system (separate from the electronic cash register system) meeting USI’s specifications.  USI may change the specifications for the computer system.  If USI changes the specifications for the computer system, it will allow Franchisee not less than thirty (30) days to obtain a new computer and/or computer peripherals that meet the new specifications.

d.           Franchisee must obtain and maintain during the term of this Agreement annual maintenance agreements for the electronic cash register system and computer system that meet USI’s specifications.

e.           Franchisee understands and agrees that USI has the right, at any time, to establish a system to independently access Franchisee’s sales information through the electronic cash register system.  Franchisee understands and agrees that USI has the right,

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at any time, to establish a system to independently access all information in Franchisee’s computer system used in the Store.

f.           Franchisee is required to purchase or obtain an accounting system and computer software as specified by USI from time to time in the Operations Manual or in other notifications from USI to Franchisee.   USI may in the future develop, or cause to be developed, proprietary software of USI, require Franchisee to enter into a license agreement with USI (in a form specified by USI) for a license to use that software, and require Franchisee to use that software in its franchised business

g.           Franchisee must obtain and maintain high-speed Internet access, which includes the ability to send and receive e-mail over the Internet, from a service provider meeting the minimum specifications established from time to time by USI.

h.           USI shall provide Franchisee with a list of exclusive (if any) and approved suppliers, and approved products and services to be sold and used in the Store; and advice with respect to USI specifications.

2.7           Operations Manual

a.           USI will loan to Franchisee during the term of this Agreement a copy of the USI “Operations Manual,” which may consist of one or more manuals, binders, bulletins, and/or other written materials, and which is formally incorporated as part of this Agreement by reference.  At all times, Franchisee will strictly comply with the procedures, standards and specifications, and other provisions set forth in the Operations Manual.  Franchisee shall not offer anything in or from the Store that is not authorized by the Operations Manual or otherwise approved by USI.  The Operations Manual must be returned to USI, as stated below, upon termination or expiration of the franchise or this Agreement.

b.           USI has the right to make changes to the Operations Manual, and Franchisee agrees to update its Operations Manual with, abide by and incorporate into its Store operations, any such changes within thirty (30) days of notice of such changes.

2.8           Training; Opening Team

a.           USI will provide an initial training program, as described in the U-Swirl International, Inc. Franchise Disclosure Document provided by USI to Franchisee (the “Initial Training Program”), for to up to two (2) individuals associated with Franchisee, without a tuition charge.  The Initial Training Program attendees must include Franchisee, if Franchisee is an individual that will participate personally in the direct operation of the franchised business, or a person designated by Franchisee to assume primary responsibility for the overall management of the Store (the “Principal Representative”).  That person must be certified by USI, in USI’s sole determination, as having successfully completed the Initial Training Program (“Certified”). USI recommends that in addition to the Store manager, one or more assistant managers also attend the Initial Training Program.  The Initial Training Program will be provided to Franchisee at USI’s headquarters, and/or another location designated by USI.

b.           USI will make the Initial Training Program available to other members of

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Franchisee’s management staff during the term of the Franchise Agreement, when space is available in a regularly scheduled program.  The training is provided at USI’s then-current rate.

c.           All expenses for travel, lodging, meals, wages (if any), and other expenses of individuals associated with Franchisee that attend the Initial Training Program must be paid by Franchisee or the attendee.  USI will not pay, or reimburse Franchisee or any attendee for, his or her expenses incurred in attending the training program.

d.           If the Store will be managed by anyone other than Franchisee, if Franchisee is an individual, USI must be notified of the identity of the manager, and USI has the right to approve or disapprove of the manager.  That person must be able to read and speak English well, and must also be Certified by USI.  If Franchisee owns more than one U-Swirl Store, each of Franchisee’s U-Swirl Stores must have its own manager, who is not disapproved by USI, who is Certified, and who reads and speaks English well.

e.           If a change in the manager of the Store occurs, USI must be notified of the identity of the new manager, and USI has the right to approve or disapprove of the manager.  That person must be able to read and speak English well, and also be Certified within ninety (90) days of becoming the manager.

f.           A final examination will be given at the end of the Initial Training Program to determine whether an attendee will be Certified.  Successful completion of the Initial Training Program by Franchisee or one or more individuals associated with Franchisee does not guarantee that this Franchise Agreement will not be terminated at any time according to the terms of this Agreement.

g.            Franchisee acknowledges and agrees that USI may modify the Initial Training Program from time to time.

h.           Prior to attending the Initial Training Program, any individual affiliated with Franchisee that has not already done so must execute a nondisclosure and noncompetition agreement in a form provided by USI.

i.           USI may, but is not obligated to, present seminars, national or regional conventions, continuing development programs, or other meetings.  Some of these may be voluntary, and in that situation, the attendance of Franchisee or its Principal Representative (as applicable) is not required.  However, Franchisee or its Principal Representative (as applicable) must attend any mandatory seminars, programs, or meetings USI conducts, not to exceed one of these programs per year. USI will give Franchisee at least thirty (30) days prior written notice of any seminar, convention, program, or meeting that is mandatory.  All mandatory programs will be offered without a tuition charge if USI conducts the program.  However, USI may allocate the costs incurred in holding the training programs, seminars, conventions, or meetings, including expenses for the facility, materials, food, or activities that are associated with attendance at these programs, equally among the training program attendees.  Franchisee will be responsible for the cost of all transportation, lodging, meals, and other expenses of persons associated with Franchisee while attending these programs.  If Franchisee or its Principal Representative (as applicable) fails to attend a program at which attendance is deemed mandatory, USI may, without waiving any other rights, require Franchisee or its Principal

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Representative (as applicable) to attend and complete a make-up or alternative program at a location determined by USI, and Franchisee will be responsible for the costs of the make-up program.

j.           Franchisee agrees that Franchisee or its Principal Representative, and the Store manager(s), assistant manager(s), and its staff (if the manager(s) and assistant manager(s) is/are a person(s) other than Franchisee or the Principal Representative) will participate in any other continuing training program provided by USI through the medium of inspections, bulletins, manuals, and other literature; and that they will comply with the directives and instructions contained in those documents or delivered during or after inspections.

k.           Except as specified below, USI will furnish to Franchisee, at USI’s expense, an “Opening Team” of two representatives of USI, for up to three days as determined by USI to be appropriate, to assist in the training of Franchisee’s employees and in establishing local procedures for the Store.  This assistance is furnished at the Store immediately prior to and during the initial opening of the Store.  An Opening Team will, however, be furnished only for the first U-Swirl Store authorized under an Area Development Agreement (if applicable).

2.9           Confidentiality and Covenant Against Competition

a.           Franchisee acknowledges that much of the information imparted to Franchisee by USI is confidential, constitutes trade secrets and remains the sole exclusive property of USI. Confidential information includes: (1) ingredients, recipes, and methods of preparation of food and beverages; (2) methods of operation of U-Swirl Stores; (3) information about products, services, or procedures before they become public knowledge; and (4) other information disclosed to Franchisee through confidential notifications and the Operations Manual.  Franchisee further acknowledges that USI’s confidential information and trade secrets are unique and novel to Franchisee.  Franchisee shall not disclose any such information, except as authorized by USI.  Franchisee shall return all materials such as the Operations Manual, recipes, menus, brochures and the like, and other materials received from USI, to USI upon the expiration or termination of this Agreement for any cause.

b.           Before disclosing confidential information or trade secrets to its employees or other representatives, Franchisee shall require those people to sign confidentiality agreements in a form supplied by, or approved by, USI, binding those people not to disclose the information except as may be authorized in the agreement.  Franchisee agrees it will take all steps necessary, at Franchisee’s own expense, to protect the confidential information and trade secrets mentioned in this Agreement.  Neither Franchisee nor any employee of Franchisee will divulge this information to anyone without USI’s prior written consent.

c.           During the term of this Agreement, and for a period of two (2) years after its expiration or termination for any cause, Franchisee shall not engage in any business In Competition with any U-Swirl Store.  The provisions of this Agreement bind Franchisee in any capacity, including as a franchisor, franchisee, sole proprietor, officer, director, partner, limited liability company manager or member, stockholder or employee.  For purposes of this provision, “In Competition” means the franchising or operation of a business similar to a U-Swirl Store (including any business offering yogurt or other frozen desert products for sale) at the Premises, or within a geographical area consisting of:  (1) during the term of this Agreement,

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anywhere else; and (2) after termination of this Agreement, a three (3) mile radius from the location of any U-Swirl Store, including the Store licensed by this Agreement.  The term “U-Swirl Store” includes not only the stores now in existence, but also those established at a later date.  The term of this covenant will be extended by any time consumed in litigation or arbitration to enforce it, in both trial and appellate courts, if applicable.

d.           During the term of this Agreement, and for a period of two (2) years after its expiration or termination for any reason, Franchisee shall not divert or attempt to divert any business, customers, or potential customers of the System to any competitor, by direct or indirect inducement or otherwise.  In addition, Franchisee shall not at any time do or perform any act, directly or indirectly, which harms the goodwill or reputation of the System.

e.           If a court or arbitrator of competent jurisdiction determines that restrictions in Section 2.9.c or Section 2.9.d above are excessive in time, geographic scope, or otherwise, the court or arbitrator may reduce the restriction to the level that provides the maximum restriction allowed by law.

2.10           Operating Standards

a.           Unless otherwise agreed in writing by USI and Franchisee, Franchisee must commence operations of its Store no later than one year after the Effective Date of this Agreement, or USI may terminate this Agreement.

b.           Franchisee (if Franchisee is one or more individuals) or the Principal Representative must personally participate in the direct operation and management of the franchised business, and use his or her best efforts and constant personal attention in the day-to-day operations of the Store.  Franchisee or the Principal Representative (as applicable) must live in the locality where the Store is located; or if multiple franchises are owned by the same Franchisee, Franchisee or the Principal Representative must live in the general area where the Stores are located.

c.           Franchisee must operate the Store in accordance with USI’s standards of food quality, cleanliness, and customer service; and Franchisee shall conduct and maintain the Premises so as not to distract from or interfere with the integrity and standards of USI.  Franchisee shall at all times comply with the terms of this Agreement and the Operations Manual, as they presently exist or exist in the future; and all applicable laws, rules, ordinances, and regulations of governmental authorities pertaining to the operation of the Store.  Franchisee must at all times maintain the building, equipment, fixtures, and furniture of the Store to the standards of USI.

d.           Franchisee agrees to refrain from performing any act or engaging in any conduct, either directly or indirectly, which is or may be injurious or prejudicial to the good will associated with the Proprietary Marks or the System.  Franchisee acknowledges that any such acts or conduct will cause irreparable harm to USI and the Proprietary Marks, and will entitle USI to seek and obtain injunctive relief.

e.           Franchisee is solely responsible for the hiring of its employees to operate its Store.  Franchisee will maintain at all times a staff of competent, trained employees sufficient to

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operate its Store in compliance with USI’s standards and applicable law.  Franchisee shall carefully screen all employees before employing them to ascertain their fitness for employment in the food service industry.  If Franchisee learns, or if USI advises Franchisee that it has learned, that one or more employees cannot meet the standards imposed by USI or by all applicable laws or regulations, Franchisee shall promptly investigate the situation and immediately discharge and replace the employee or employees if they do not meet these standards or are in violation of any applicable laws.

f.           Franchisee shall operate the Store in compliance with all applicable laws, rules, ordinances and regulations, including all such laws, rules, ordinances and regulations related to health and safety.  Franchisee shall notify USI of, and shall promptly correct, any such health and safety violations.  In the case of any health or safety law violation, or a violation of any health or safety standard of USI, USI may require Franchisee to close the Store until the violation(s) are cured, and/or terminate this Agreement, in accordance with Section 5.2 below.

g.           At Franchisee’s expense, Franchisee must maintain at all times during the term of this Agreement a dedicated business telephone line for the Store.

2.11           Advertising Obligations

a.           At all times, Franchisee shall operate the franchised business under the trade name “U-SWIRL FROZEN YOGURT,” unless advised otherwise in writing by USI; and Franchise shall advertise the Store and its services on a scale consistent with the volume of business and in keeping with reasonable business practices.   Each month, Franchisee must spend at least an amount equal to one percent (1%) of its Net Sales from the prior month on advertising in the area where the Store is located (the Local Advertising Expenditure”).  The Local Advertising Expenditure will, however, be reduced proportionately, but to not less than 0%, by any amount that USI requires Franchisee to contribute to an Advertising Cooperative (as defined below).

b.           Franchisee may create and place its own advertising and promotional materials at its own expense; however, all advertising, including any pages on the Internet, and promotions and the target audience, must be approved by USI in writing before Franchisee uses them, and they must comply with USI’s standards.  If USI does not notify Franchisee of its approval or rejection of any advertising or promotional materials within fifteen (15) days after they are received by USI, they will be deemed approved.   Franchisee must, however, discontinue use of any advertising and promotional materials if instructed to do so by USI.

c.           Except for the time periods in which Franchisee is participating in an Advertising Cooperative and paying all of its Local Advertising Expenditure to the Advertising Cooperative, Franchisee must keep records of its expenditures on local advertising (such as invoices and receipts), make those records available for inspection by USI, as specified in Section 2.12 and Section 2.13 of this Agreement.  If requested to do so by USI, Franchisee shall submit to USI within fifteen (15) days after the end of each month proof of Franchisee’s local advertising expenditures during the prior month.

d.           Franchisee, in participating in advertising programs designated by USI, must utilize only approved formats.

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e.            A dominant marketing area (a “DMA”) is a metropolitan market where the local radio and television coverage encompasses multiple locations of U-Swirl Stores. If the Store is located in a DMA, and if USI establishes a regional advertising program (an “Advertising Cooperative”) for the benefit of U-Swirl Stores located in that DMA, Franchisee will be required to be member of the Advertising Cooperative.  In that situation, USI will direct Franchisee to pay to the Advertising Cooperative each month an amount equal to up to three percent (3%) of its Net Sales from the prior month.  Franchisee will not be required to spend more than 3% of its Net Sales on advertising, so all or a part of Franchisee’s Local Advertising Expenditure and/or Advertising Fund Fee (as defined below), may be eliminated or redirected.  USI may establish other requirements for an Advertising Cooperative, and Franchisee must comply with those requirements, but no such requirements will conflict with the provisions of this Agreement.

f.           If and when USI determines that the System has grown to a sufficient size (in USI’s sole determination), USI will establish a System-wide advertising fund (the “Advertising Fund”).  In addition to the advertising obligations described above in this Agreement, Franchisee shall pay each week to USI, or if instructed to do so by USI, directly into the Advertising Fund, an amount equal to up to two percent (2%) of Franchisee’s Net Sales from the prior week (the “Advertising Fund Fee”).  The Advertising Fund Fee will be reduced proportionately by the amount USI requires Franchisee to contribute to an Advertising Cooperative, but to not less than 0%.  Funds paid by Franchisee pursuant to this provision will be kept in a separate account, apart from other funds of USI; except for the reimbursement of USI costs and expenses related to the administration of the Advertising Fund by USI, as mentioned below.  Each payment must be made by Franchisee with its weekly Royalty Fee payment (as described in Section 1.6 above), and received by USI, or if applicable, the Advertising Fund, no later than Wednesday of each week, for the prior week.

g.           The Advertising Fund proceeds may be used for researching, preparing, maintaining, administering, and directing advertising and promotional materials and public relations programs, including production of commercial print, radio, television, magazine, newspaper, Internet advertising, direct response literature, direct mailings, brochures, collateral material advertising, surveys of advertising effectiveness, and other advertising or public relations expenditures.  USI may reimburse itself from the Advertising Fund for administrative costs, including the salaries of USI employees administering the advertising services, independent audits, reasonable accounting, bookkeeping, reporting, and legal expenses, taxes, and all other reasonable direct or indirect expenses that USI or its authorized representatives incur with the programs funded by the Advertising Fund.  USI may establish an in-house advertising department or form an affiliated company to place advertisements using the Advertising Fund, and to charge for performing advertising services up to the highest rate charged for similar services by any recognized advertising agency not owned in whole or in part by USI or its officers, directors, or employees.

h.           USI does not guarantee that advertising expenditures from the Advertising Fund will benefit Franchisee or any other franchisee directly or on a pro rata basis.  USI is not obligated to spend money from the Advertising Fund on advertising in the geographical area in which the Store is located.  Except as described in this Agreement, USI assumes no direct or indirect liability or obligation to collect amounts owed to the Advertising Fund, or to maintain, direct, or administer the Advertising Fund.

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i.           Money in the Advertising Fund not spent in any fiscal year will be carried forward to the following fiscal year.  None of the fees in the Advertising Fund will be used for advertising that is principally a solicitation for the sale of franchises, but advertising may include a telephone number, website address, and/or an e-mail address for interested parties to contact USI concerning franchise opportunities.

j.           Upon request by Franchisee, USI will make available to Franchisee, no later than ninety (90) days after the end of each fiscal year of USI, an unaudited financial statement for the Advertising Fund that shows how amounts in the Advertising Fund have been spent during the prior year.

k.           Franchisee must spend at least $5,000 on advertising and promotion prior to, and in connection with, the grand opening of the Store, according to guidelines provided to Franchisee by USI.  This expenditure is in addition to the Local Advertising Expenditure.

l.           USI shall make available to Franchisee the advertising and promotional materials and other marketing information that USI may develop and make available to its franchisees generally.  USI may pass the costs of these materials to Franchisee by charging Franchisee for the use or purchase of the materials or information.

m.           During the term of this Agreement, Franchisee must obtain and maintain, at its expense, a listing in the restaurants section of the Yellow Pages of one or more telephone directories in the metropolitan area or city in which the Store is located, as specified by USI.

2.12           Right to Inspect

Representatives or designees of USI have the right to enter and examine or inspect the Store and the Premises during business hours and at other times agreeable to Franchisee.  At the time of any such examination or inspection, USI or its representatives or designees may give advice and assistance to Franchisee related to the management and operation of the Store.  Franchisee must immediately remedy any deficiency found by the inspector.  At all times, representatives and designees of USI must be given free access to Franchisee’s books and records pertaining to the franchised business; and they may audit those books and records if USI, in its sole determination, deems an audit necessary or desirable.  Representatives or designees of USI may conduct such tests and inspections as they deem necessary or desirable to verify Net Sales and compliance with this Agreement.  If an inspection or audit is undertaken because of Franchisee’s failure to submit to USI reports required by this Agreement or the Operations Manual, if Franchisee does not cooperate with USI in any inspection or audit, or if any inspection or audit reveals that Franchisee has underreported Net Sales by more than three percent (3%), Franchisee shall, within thirty (30) days, pay to USI or reimburse USI for: (1) all of the costs and expenses incurred by USI or its representatives or designees in conducting the audit or inspection, including attorneys’ and accountants’ fees and costs; (2) all unpaid Royalty Fees, Advertising Fund Fees and/or other amounts owed to USI or any Advertising Fund; and (3) interest from the date payment was due at a rate of the lesser of one and one-half percent (1½%) per month or the highest rate permitted by law.  These payments will be without prejudice to any other remedies USI may have under this Agreement or applicable law, including the right to terminate this Agreement, without opportunity to cure, in the case of intentional underreporting of Net Sales.

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2.13           Books, Records and Reports

USI will provide to Franchisee information regarding the record keeping systems to be used by Franchisee in the Store.  Franchisee shall keep full, complete, and accurate books and accounts in accordance with U. S. generally accepted accounting principles, and in the form and manner prescribed below or as from time to time further prescribed by USI.  Franchisee agrees to submit reports and data to USI electronically if USI advises Franchisee to do so.  Franchisee agrees to do all of the following:

a.           Submit to USI on a USI-approved form:  (1) on or before Tuesday of each week, a signed report of Net Sales during the prior week; and (2) on or before the fifth (5th) day of each month, a signed report of Net Sales during the preceding calendar month.

b.           Submit to USI, on or before the fifth (5th) day of each month, on a USI-approved form, a profit and loss statement for the Store for the preceding calendar month, prepared in accordance with U. S. generally accepted accounting principles.

c.           Submit to USI on a USI-approved form, within forty-five (45) days after the end of each calendar year, commencing with the Effective Date of this Agreement,  a profit and loss statement for the year and a balance sheet (including a statement of retained earnings or partnership account) as of the end of the period.  Annual financial statements must be certified by an independent accountant that is acceptable to USI.

d.           Submit to USI, at the times required, such other periodic forms, reports, and information as may from time to be time be prescribed by USI.

e.           Preserve, in the English language and for the time periods set forth below, all accounting records and supporting documents relating to the Franchisee’s operation of the Store (referred to below as the “Records”), including:

1.           daily cash reports;

2.           cash receipts journal and general ledger;

3.           cash disbursements journal and weekly payroll register;

4.           monthly bank statements, and daily deposit slips and canceled checks;

5.           all tax returns, including personal returns of Franchisee, if Franchisee is one or more individuals, or of Franchisee’s shareholders, limited liability company members, partners, or other owners (as applicable) if Franchisee is an entity;

6.           suppliers’ invoices (paid and unpaid);

7.           dated cash register tapes (detailed and summary);

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8.           daily production, throwaway, and finishing records, and weekly inventories;

9.           records of promotion and coupon redemptions;

10.           records of all outside sales;

11.           records of local advertising expenditures, as specified above; and

12.           such other records as USI may from time to time request.

f.           Record all sales on an electronic cash register system meeting the standards and specifications of USI.

g.           File all federal and state tax returns of Franchisee on a timely basis, and provide copies of them to USI.  USI may require that tax returns from all shareholders, limited liability company members, partners, or other owners of Franchisee be provided to USI, if Franchisee is other than an individual.

h.           During the term of this Agreement, Franchisee shall preserve the Records for at least its current fiscal year and for the three (3) immediate preceding fiscal years.  For three (3) years after the date of any transfer of an interest in this Agreement, the transferor of such interest will preserve the Records for its last three (3) fiscal years of operation under this Agreement.  For three (3) years after the expiration of the term of this Agreement (or after any earlier termination) Franchisee shall preserve the Records for its last three (3) fiscal years of operation under this Agreement.

           2.14           Continued Operation of Business

After Franchisee has begun full operation of the Store, Franchisee may not discontinue full operation of the Store without USI’s prior written consent.  If USI, in its sole discretion, consents to a temporary discontinuance of operation, then Franchisee must reopen the Store no later than the date designated by USI in its written consent.

2.15           Hours of Operation

Except with the prior written consent of USI, which consent will not be unreasonably withheld in the case of requirements imposed by the landlord of leased premises for the Store, Franchisee shall keep the Store open for business to the public and lighted and staffed seven (7) days per week, at least from 11:00 a.m. to 11:00 p.m. Sunday through Thursday, and 11:00 a.m. to midnight Friday and Saturday, excluding Christmas day; or during such other hours as USI may designate from time to time in the Operations Manual.

2.16           Additional Assistance of USI

a.           Upon the reasonable request of Franchisee, USI will consult with Franchisee by telephone, facsimile transmission, or e-mail regarding the management, operation, and marketing of the Store.

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b.           At USI’s sole option, upon Franchisee’s reasonable request, USI may send one or more USI representatives to the Store (other than as part of a scheduled inspection) to view Franchisee’s operations and provide advice concerning the management, operation, and/or marketing of the Store.

2.17           Enhancements Developed by Franchisee

If Franchisee or any of its officers, directors, partners, limited liability company managers or members, employees, agents or representatives (as applicable), develop, enhance, or otherwise improve any aspect of, or related to, the Store or the System (including the development of, or seeking approval to offer, any new food or beverage items), any and all plans, methods, recipes, ideas, and/or systems related to the development, enhancement, or other improvement (collectively, the “Enhancement”) will be solely owned by USI and will inure to the benefit of USI, and may become part of the System.  USI may, in USI’s sole determination, use the Enhancement in its business and/or make it available to other franchisees of USI.

III.           ASSIGNMENT, SALE OR TRANSFER

3.1           Prior Consent of USI to Assignment

a.           USI is entering into this Agreement based upon its knowledge of and faith in the ability of Franchisee.  Therefore, this Agreement and all the rights granted by it are personal to Franchisee, and Franchisee shall not voluntarily or involuntarily sell, assign, transfer, or convey this Agreement or any interest hereunder, any interest in the ownership of Franchisee, or all or a substantial portion of the assets of the Store, without the prior written consent of USI.  Any attempt to assign or transfer any right under this Agreement, any interest in any entity holding an interest in this Agreement, or all or a substantial portion of the asset of the Store, without the prior written consent of USI, will be null and void; and will give USI the right to terminate this Agreement and Franchisee’s rights under it, in addition to any remedies that USI may have for the breach of this covenant by reason of an attempted assignment or transfer.

b.           In this Agreement, a “transfer” is defined to include an act or circumstance by which ownership or control is shifted in whole or in part from any individual or entity to another; including, if Franchisee is a corporation, partnership, limited liability company or other business entity, any changes in the present ownership of the stock, partnership interests, membership interests, or other ownership interests of Franchisee (as exist on the Effective Date of this Agreement) or the issuance of additional stock, partnership interests, membership interests, or other ownership interests of Franchisee.

c.           USI shall not unreasonably withhold its consent to an assignment or transfer, so long as it is demonstrated to the satisfaction of USI that the proposed transferee can perform and comply with a franchisee’s obligations under this Agreement, or the current form of agreement then required of new franchisees (the choice of which form of agreement applies to be made solely by USI).

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3.2           Advance Notice of Proposed Terms and Right of First Refusal

a.           If Franchisee, or any shareholder, member, or partner of Franchisee, has received and desires to accept a signed bona fide written offer from a third party to purchase Franchisee’s rights under this Agreement, or any part of them, then before making any binding commitment regarding such transfer, Franchisee shall notify USI, which notice must include a complete copy of the offer, and for every proposed transferee:  (1) Name, address and telephone number; (2) business experience and present occupation; a (3) recent financial statement; and (4) any other information USI may reasonably request.  Franchisee must also include information as to the identity of all who will own an interest in this Agreement or in the franchised business after the completion of the transfer, their respective interests, and the proposed terms and conditions of sale and payment.

b.           USI will have the right and option, exercisable within thirty (30) days after the date USI receives its copy of the offer and all information specified in Section 3.2.a, to purchase the interest proposed to be transferred at the price and upon the same terms and conditions specified in the notice; provided, however, that if the consideration in the offer includes stock or anything other than money, USI may substitute the fair value of that consideration.

c.           If USI does not exercise this option, and the terms of the unaccepted offer are altered, USI must, in each such instance, be notified by Franchisee of the changed offer; and USI will again have thirty (30) days to exercise its right to purchase on the altered terms.  If USI does not exercise its option, then the transfer may take place on the terms and price set forth in the offer; provided (1) USI gives its written consent, (2) the transfer takes place no later than six (6) months from receipt of USI’s written waiver of its right to exercise its option to purchase, and (3) all the conditions set forth in Section 3.3 below are satisfied.

3.3	Requirement for Consent to Transfer

If a transfer or assignment of all or a partial interest in this Agreement or in the franchise business is proposed and USI does not exercise its right to purchase as provided for above, then USI will consent to the transfer provided that all of the following conditions are satisfied or waived by USI:

a.           Transferee, consisting of the individuals comprising transferee and/or a business entity that will own the franchise, as applicable (“Transferee”), is financially acceptable, is not associated with a competitor of USI, has no conflicting interests, is of good moral character and reputation, and meets USI’s other criteria and conditions that USI applies to new franchisees.

b.           Following an analysis of the terms and conditions of the proposed transfer, USI, in its sole opinion, concludes that the terms and conditions of the agreement accepted by Franchisee and Transferee will not interfere with the financial feasibility of future operation of the franchise, including that the Transferee will be able to cover the costs of purchasing the franchise and operating the franchise.

c.           Franchisee or Transferee pays to USI the “Transfer Fee” of Seven Thousand Dollars ($7,000) and the “Training Fee” of One Thousand Dollars ($1,000).  If Transferee is an

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existing USI franchisee who has successfully completed the Initial Training Program, USI may waive the requirement that Transferee pay the Training Fee and attend the Initial Training Program.   In that situation, Transferee must still pay the Transfer Fee.  If Transferee elects to attend the Initial Training Program despite the requirement being waived, Transferee must pay the Training Fee.  No Transfer Fee or Training Fee will be assessed if Franchise is an individual transferring this Agreement to an entity wholly owned by Franchisee.

d.           Transferee satisfactorily completes the then-current Initial Training Program provided by USI, and becomes Certified.

e.           Transferee enters into all current forms of agreements then being required of new franchisees, except Transferee will not pay an initial franchise fee.  Unless a longer period is agreed upon between USI and Transferee, the term of Transferee’s franchise agreement will be for the unexpired term of this Agreement.

e.           All obligations of Franchisee under this Agreement are fully paid and satisfied, and Franchisee is not in default under any provisions of this Agreement or any other agreement with USI.

f.           Franchisee and Transferee enter into with USI a written assignment of the franchise, in a form provided by USI, including (except where prohibited by law) a release by Franchisee of all claims against USI.

g.           Transferee agrees to complete all remodeling and improvements as may be required by USI, within the time period specified by USI.

h.           Franchisee and Transferee agree not to assert any security interest, lien, claim, or right now or in the future in this franchise, or the franchise granted to Transferee.  Any security interest, lien, claim, or right asserted with respect to any personal property at the Store must not include any after-acquired property and must be subject, junior, and subordinate to any security interest, lien, claim, or right now or in the future asserted by USI, its successors or assigns.

3.4           Death or Incapacity of Franchisee

a.           In the event of the death or Incapacity of Franchisee, if Franchisee is an individual, or of any shareholder, partner, or limited liability company member in a franchise that is a business entity, the legal representative of the individual Franchisee, or of the surviving shareholders, partners, or members in the case of a business entity, may for a period of ninety (90) days from the date of death or incapacitation continue to operate the franchise, provided that the operation is conducted in accordance with the terms of this Agreement and any other agreements with USI.  In this Agreement, “Incapacity” means a mental or physical disability, impairment, or other condition that is reasonably expected to prevent or actually does prevent Franchisee, if Franchisee is an individual, or an owner of a 40% or more interest in Franchisee, if Franchisee is a business entity, from supervising the management and operation of the franchised business for a period of at least four months from the onset of the disability, impairment, or condition.

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b.           If a representative of Franchisee desires to continue the operation of the franchise beyond the ninety (90) day period, then prior to the expiration of this period, the legal representative of the individual Franchisee or the shareholder, partner, or member of Franchisee must apply, in writing, jointly with all surviving shareholders, partners, or members for the right to transfer the franchise (or the interest of the deceased or incapacitated shareholder, partner, or member in the franchise in the case of a business entity), to the person or persons (whether spouse, heir, devisee, purchaser, surviving shareholder, partner, member, or any other person), as the legal representative and the surviving shareholders, partners, or members may specify.  The application for transfer will be treated in the same manner as any other proposed transfer under this Agreement.

c.           If the legal representative and all surviving shareholders, partners, or members (if any) do not comply with the provisions of the preceding paragraph, or do not propose a transferee acceptable to USI under the standards set forth in this Agreement, all rights licensed to Franchisee under this Agreement will terminate immediately and automatically revert to USI. USI will have the right and option, exercisable upon the termination of this Agreement, to purchase all assets of Franchisee related to the franchise at a price to be agreed upon by the parties, or if no agreement as to price is reached by the parties, at the price as determined by a qualified appraiser, approved by both parties, such approval not to be unreasonably withheld.  USI will give notice of its intent to exercise the option no later than twenty-one (21) days prior to termination.

3.5           Transfer by USI; Delegation of Duties

a.           USI has the right to assign or otherwise transfer this Agreement to any person or entity that agrees to assume its obligations under this Agreement.  Upon an assignment/ transfer and assumption, USI will be under no further obligation under this Agreement, except for accrued liabilities, if any.

b.           USI has the right to delegate any of its duties under this Agreement to a third party it deems capable of performing the delegated duties.

IV.           INDEMNIFICATION AND INSURANCE

4.1           Indemnity

Franchisee shall indemnify and hold USI and its affiliates (if any), and its/their respective officers, directors, shareholders, limited liability company managers and members, employees, representatives and agents (as applicable), harmless from and against all fines, suits, proceedings, claims, causes of action, demands or liabilities of any kind or of any nature arising out of, or in connection with, the operation of the Store or the business contemplated by this Agreement; except if and to the extent caused by USI.

4.2           Insurance

a.           Franchisee, at its sole expense, must at all times keep in force an insurance policy or policies insuring Franchisee and USI, and its officers, directors, shareholders, and employees, against any and all loss, liability, or expense whatsoever, arising from the

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ownership or operation of the Store or this franchise.  The policies must have limits as may be from time to time prescribed by USI, but not less than $2,000,000 per occurrence/aggregate.  This insurance must include, without limitation, coverage of product liability, fire, personal injury, death, and property damage.  A certificate of insurance, evidencing coverage amounts and proof of payment of premium, together with proof of renewal when applicable, must be promptly furnished to USI by Franchisee.  All policies must (1) provide that they can be canceled only after at least thirty (30) days prior written notice to Franchisee and USI; (2) include USI as a named “insured”; (3) contain provisions denying to the insurer the acquisition by subrogation of rights of recovery against USI; and (4) provide that coverage is not limited in any way by reason of any insurance that may be maintained by USI.

b.           Franchise must also, at its sole expense, at all times keep in force unemployment and workers’ compensation insurance sufficient to meet the requirements of applicable law.

V.           DEFAULT AND TERMINATION OF FRANCHISE

5.1           Immediate Termination by USI

USI will have the right, at its option, to terminate this Agreement and all rights granted to Franchisee under this Agreement, without affording Franchisee any opportunity to cure the default (subject to any state laws to the contrary, where state law prevails), effective upon notice from USI, upon the occurrence of any of the following events:

a.           Franchisee or any person under Franchisee’s control, intentionally or negligently discloses to any unauthorized person, or copies or reproduces, the contents of or any part of USI’s Operations Manuals or any other trade secrets or confidential information of USI.

b.           Franchisee ceases to operate the Store or otherwise abandons the Store for a period of five consecutive days, or any shorter period that indicates an intent by Franchisee to discontinue operation of the Store, unless and only to the extent (1) that full operation of the Store is suspended or terminated due to fire, flood, earthquake or other similar causes beyond Franchisee’s control and not related to the availability of funds to Franchisee; or (2) USI had agreed in advance to a temporary discontinuation of operation of the Store and the period of time has not expired.

c.           Franchisee becomes insolvent or is adjudicated a bankrupt; or any action is taken by Franchisee, or by others against Franchisee, under any insolvency, bankruptcy, or reorganization act (this provision may not be enforceable under federal bankruptcy law, 11 U.S.C. §§ 101 et seq.), or Franchisee makes an assignment for the benefit of creditors, or a receiver is appointed by Franchisee.

d.           Any material judgment (or several judgments that in the aggregate are material) is obtained against Franchisee and remains unsatisfied or of record for 30 days or longer (unless a supersedeas or other appeal bond has been filed); or if execution is levied against the Store or any of the property used in the operation of the Store and is not discharged within five days; or if the real or personal property of the Store is sold after levy thereupon by any sheriff, marshal or constable.

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e.           Franchisee is convicted of a felony, a crime involving moral turpitude, or any crime or offense that is reasonably likely, in the sole opinion of USI, to materially and unfavorably affect the System, the Proprietary Marks, and/or the associated goodwill and reputation thereof.

f.           Franchisee has received five or more notices of default from USI during the term of this Agreement, regardless of whether the defaults were cured by Franchisee.

g.           Franchisee sells, transfers or otherwise assigns the Store, an interest in the Franchisee entity, this Agreement, or a substantial portion of the assets of the Store owned by Franchisee, without complying with the provisions of transfer in this Agreement.

h.           Franchisee makes a material misrepresentation in an application given to USI (including in a financial statement given to USI in connection with the application for this franchise); or Franchisee knowingly or recklessly (in USI’s determination) makes a material misrepresentation in any other Record or written document provided to USI, including intentional underreporting of Net Sales.

i.           Franchisee or any officer, director, shareholder, limited liability company manager or member, partner, or other owner of Franchisee (as applicable) becomes subject to U.S. Executive Order 13224.

5.2           Twenty-Four Hour Cure Period.

USI has the right to terminate this Agreement if Franchisee is in violation of any health or safety law, regulation, or ordinance, any order of any governmental agency, or any health or safety standard of USI, and Franchisee fails to cure the default within twenty-four (24) hours after written notice from USI.  If USI, in its sole determination, considers the problem to be of a serious nature, USI may require Franchisee to immediately correct the problem, or to cease operating until the problem is corrected; subject to USI’s right to terminate this Agreement as stated in this Section 5.2.

           5.3           Ten-Day Cure Period

USI has the right to terminate this Agreement upon the occurrence of either of the following events, if Franchisee fails to cure the default within ten (10) days after written notice from USI:

a.           Franchisee fails to pay when due any amounts owed to USI or its affiliates, any Advertising Fund, or any Advertising Cooperative.

b.           Franchisee fails to provide to USI or its affiliates, if any, any required reports when due.

           5.4           Thirty-Day Notice

USI has the right to terminate this Agreement if Franchisee breaches any other

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provision of this Agreement and fails to cure the breach within thirty (30) days after written notice from USI; provided that if the breach cannot be cured, USI may terminate this Agreement immediately upon written notice to Franchisee.

5.5           Diligent Pursuit of Cure

If a breach under Section 5.2, Section 5.3, or Section 5.4 is curable, but is of a nature that it cannot be reasonably cured within the stated cure period, and Franchisee has commenced a cure during the cure period and is continuing to make good faith efforts to promptly cure the breach, USI may (at its sole option) provide Franchisee an additional reasonable period of time (in USI’s sole determination) to cure the breach, and in that situation this Agreement will not terminate without written notice from USI.

5.6.           Statutory Cure Period

 If a statute in the state in which the Store is located requires application of that state’s law, and that state’s statute requires a cure period for the applicable default that is longer than any cure period specified in this Article V, the statutory cure period will apply.

5.7           Specific Remedies

a.           If Franchisee fails to remit when due any payments required under this Agreement, Franchisee agrees to pay, in addition to the unpaid amounts, all collection costs, reasonable attorneys’ fees, and interest on the unpaid amounts at the lesser of one and one-half percent (1½%) per annum or the highest rate permitted by applicable law.  If Franchisee fails to cure any curable default, following notice and within the applicable time period set forth above, if any, or if this Agreement is terminated as a result of Franchisee’s default, Franchisee shall pay to USI all damages, costs, and expenses; including, without limitation, interest at  the lesser of eighteen percent (18%) per annum or the highest rate permitted by applicable law, and reasonable attorneys’ fees and costs incurred by USI as a result of the default or termination; and the interest and all damages, costs, and expenses, including reasonable attorneys’ fees, may be included in and form part of the judgment awarded to USI in any proceedings brought by USI against Franchisee.

b.           If USI requires Franchisee to immediately take corrective action and/or cease operations until a serious health or safety problem in or around the Store is remedied, USI may terminate this Agreement immediately upon notice to Franchisee if Franchisee fails to cease operations as required.

c.           If Franchisee breaches or defaults in any of the terms of this Agreement, USI has the right to have a receiver appointed to take possession of, manage, and control the assets; collect the profits; and pay the net income for the operation of the franchise as ordered by a court of competent jurisdiction.  The right to appoint a receiver will be available regardless of whether waste or danger of loss or destruction of the assets exists, and without the necessity of notice to Franchisee.

d.           The remedies above are not exclusive, and either party may seek any other remedies as specified in this Agreement or as otherwise available by applicable law.

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5.8           Termination; Obligations Upon Termination

a.           If Franchisee commits a breach of this Agreement for which no cure period is specified, or Franchisee fails to cure any default to USI’s satisfaction within the applicable cure period following notice from USI, USI may, in addition to all other remedies at law or in equity or as otherwise set forth in this Agreement, immediately terminate this Agreement.  This termination will be effective immediately upon delivery, as defined below, by USI to Franchisee of a written notice of termination.  Notwithstanding the prior sentence, this Agreement will immediately terminate upon the occurrence of any event set forth in Sections 5.1a or 5.1b, without notice of termination.  Upon termination or expiration of this Agreement, USI can advise all suppliers of USI proprietary food and/or beverage items and supplies bearing USI’s trademarks or service marks to cease delivering the items to Franchisee.

b.           Upon expiration or termination of this Agreement for any reason, all of the following apply (except as may otherwise permitted by another currently-effective agreement between Franchisee and USI, if any):

1.           Franchisee shall promptly pay USI or its affiliates, if applicable, all sums owing or accrued from Franchisee to USI, any Advertising Fund, and any Advertising Cooperative prior to or upon expiration or termination; including interest and any damages, costs, and expenses (including amounts underreported) incurred by USI by reason of default on the part of Franchisee.

2.           Franchisee shall immediately cease to use, by advertising or in any other manner whatsoever, any feature or method associated with the System, any of the Proprietary Marks, and any other trade secrets, confidential information, operating manuals, slogans, signs, symbols, or devices forming part of the System or otherwise used in connection with the operation of the Store.  The prohibitions on subsequent use apply to the use of the words “formerly,” “former,” “formerly associated with,” or any words conveying similar meaning and used in conjunction with the Proprietary Marks.  Franchisee agrees that any such unauthorized use or continued use after the termination of this Agreement will constitute irreparable harm.  Continued use by Franchisee of USI’s Proprietary Marks after termination of this Agreement will constitute willful trademark infringement by Franchisee.  Nothing in this Agreement precludes USI from seeking any remedy under federal or state law for willful trademark infringement, including treble damages and injunctive relief.

3.           Franchisee shall immediately return to USI the Operations Manual, plans, specifications, and recipes, menus, and other materials containing information prepared by USI and relative to the operation of an U-Swirl Store that are in its possession or control.

4.           Franchisee shall continue to comply with the confidentiality requirements and the covenant against competition in this Agreement for the specified period.  Franchisee acknowledges that he/she, or (if an entity) its Personal Representative, has carefully reviewed the confidentiality requirements and the covenant against competition in this Agreement; and that Franchisee has agreed to be bound by all the requirements and covenants.

5.           No right or remedy conferred upon or reserved to USI is exclusive of any

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other right or remedy in this Agreement, or by law or of equity provided or permitted, but each will be cumulative of every other right or remedy given under this Agreement.

6.           Following expiration or termination of this Agreement for any reason, one or more representatives of USI may enter the Premises, without being guilty of trespass or any other tort, to determine whether the Premises have been de-identified to their satisfaction; and they may remove and retain any items and make any changes necessary in their sole opinion to de-identify the Premises.  Any expenses incurred by USI in the removal of any signs, insignia, or other material from the Premises, or making the changes required, must be paid by Franchisee to USI upon demand, together with interest upon the expenses at the highest lawful rate from the date of expenditure until paid.  USI will have any other remedy for a breach available at law or in equity.

7.           Franchisee shall cease using all Listings, and at USI’s election execute all forms and documents required by USI and any service provider at any time to transfer such service and any related Listings to USI.  Franchisee shall refrain from entering any “call forwarding” or similar instruction with a service provider that has the effect of circumventing the unconditional obligation of Franchisee to surrender and cease using all Listings.  For purposes of this Agreement, “Listings” means, as related to the franchised business, telephone or facsimile numbers, e-mail addresses, websites, domain names, and telephone or other business directories, including any related to any website, domain name or other Internet usage.  Upon expiration or termination of this Agreement, USI will have the immediate right to the Listings and to have the service transferred to USI.  Franchisee appoints USI its true and lawful agent and attorney-in-fact with full power and authority for the sole purpose of taking such action as is necessary to carryout Franchisee’s obligations under this provision.  The obligations of this provision and this power of attorney will survive the expiration or termination of this Agreement.  Franchisee, its officers, shareholders, partners, limited liability managers and members (as applicable) shall not thereafter use the Listings at or in connection with any subsequent business owned or operated by Franchisee, its officers, shareholders, partners, or limited liability company managers or members, or for any other purpose.

8.           USI has the right, but not the obligation, to purchase from Franchisee any assets or property of Franchisee used in the operation of the Store that USI desires, at fair market value as of the time of expiration or termination of this Agreement.  If Franchisee and USI cannot agree upon a purchase price, then the purchase price will be determined as follows:  Within fifteen (15) days following either party notifying the other party that the parties cannot agree upon a purchase price, USI and Franchisee shall each select an appraiser qualified to evaluate a business of this kind, and within fifteen (15) days of their selection, a third appraiser shall be selected by the other two appraisers.  Within thirty (30) days after the third appraiser is selected, each appraiser shall conduct his or her own inspection and appraisal of the assets or property being sold.  The purchase price will be the average of the two (2) independent appraisals of Franchisee’s business that are closest together.  If a price cannot be arrived at within ninety (90) days after the termination of this Agreement, then USI may withdraw its election to exercise its option under this Section.

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VI.           MISCELLANEOUS PROVISIONS

6.1           Independent Contractors

The relationship between USI and Franchisee is that of independent contractors.  Franchisee is in no way to be deemed a partner, joint venturer, agent, employee, or servant of USI.  Franchisee has no authority to bind USI to any contractual obligation or incur any liability for or on behalf of USI.  If directed to do so by USI, Franchisee shall install a sign in the Store, at a location and in a form specified by USI, indicating that Franchisee is an independent contractor and is the owner of the Store.  Franchisee shall identify itself as an independent owner of the franchise and the Store in all dealings with customers, contractors, suppliers, public officials, employees, and others.  Franchisee shall put notices of this independent ownership (in the form specified by USI) on signs, forms, stationery, advertising, and other materials as USI may at any time require.

6.2           Illegality; Survival

If any of the terms, conditions, or provisions of this Agreement violate or contravene the laws of any state, territory, or country, those terms, conditions, or provision(s) will be deemed not a part of this Agreement, and the remainder of the Agreement will remain in full force and effect.

6.3           Dispute Resolution

a.           Except for actions brought that are related to or based on the Proprietary Marks or Section 2.9 of this Agreement, all disputes between USI, its subsidiaries and affiliated companies or their shareholders, officers, directors, limited liability company members or managers, partners, agents and employees, as applicable (collectively “USI Claimants”), and Franchisee or its employees, officers, directors, limited liability company members or managers, partners, guarantors or Principal Operators, as applicable (collectively “Franchisee Claimants”), arising out of or related to this Agreement or the System will be submitted for arbitration to the Las Vegas, Nevada office of the of the American Arbitration Association (the “AAA”) on demand of either party.  The arbitration proceedings will be heard by one arbitrator, and will be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA.  Any party may apply to the arbitrator for reasonable discovery from the other.  In this Agreement, “reasonable discovery” means a party may submit no more than ten interrogatories, including subparts, 25 requests for admission, 25 document requests, and three depositions per side.  The arbitration will be conducted in the English language.  The arbitrators will control the scheduling so as to process the matter expeditiously.  The parties may submit written briefs.  The times specified in this Section may be extended upon agreement of the parties or by the arbitrator upon a showing of good cause.  The award rendered by arbitration will be final, binding, and a non-appealable judgment; and the award may be entered in any court of competent jurisdiction.  This Section 6.3 will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

b.           Notwithstanding the language above, if the action is based on a separate agreement between USI and Franchisee (such as a lease or promissory note), the dispute resolution provision in that agreement will control, rather than this Section 6.3.

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c.           The arbitrator will have the right to award or include in his or her award any relief that he or she deems proper in the circumstances, including without limitation, money damages (with interest on unpaid amounts from the due date), specific performance, and injunctive relief; but not special, consequential, punitive, or exemplary damages.

d.           USI and Franchisee agree that arbitration will be conducted on an individual basis only.  Neither party will commence any arbitration with a third party against the other, or join with any third party in any arbitration involving USI and Franchisee.  Further, neither USI nor Franchisee will attempt to consolidate or otherwise combine in any manner an arbitration proceeding involving USI and Franchisee with another arbitration of any kind, nor will USI or Franchisee attempt to certify a class or participate as a party in a class action against the other.  Notwithstanding the foregoing, if Franchisee controls, is controlled by, or is in active concert with another Franchisee of USI, or there is a guarantor of some or all of Franchisee’s obligations to USI, then the joinder of those parties to any arbitration between USI and Franchisee will be permitted; and in all events, the joinder of an owner, director, officer, limited liability company member or manager, partner, or other representative or agent of USI or Franchisee will be permitted.

e.           If either party violates the terms of this Section 6.3, the other party will be entitled to seek injunctive relief in a court of law of proper jurisdiction in accordance with Section 6.3.f of this Agreement.

f.           Any and all court proceedings arising from matters not subject to arbitration under the terms of this Agreement will be brought only in the state and federal courts located in Nevada; and USI and Franchisee consent to the exercise of jurisdiction by such courts. The parties agree that all disputes submitted to the court pursuant to this Agreement will be tried to the court sitting without a jury, subject to state law.

g.           No punitive or exemplary damages will be awarded against either USI or Franchisee, or any affiliates of either of them, in any proceeding arising under this Agreement, and all claims to such damages are waived.

           6.4           Choice of Law

Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Sections 1051 et seq.) or other federal law, this Agreement will be interpreted under the laws of the State of Nevada.

6.5           Costs and Attorneys' Fees

The prevailing party in any action arising out of, or related to, this Agreement (including an action to compel arbitration) is entitled to recover all of its costs and expenses incurred in the action, including reasonable accounting, expert witness, attorneys’, and arbitrator’s fees, and costs of collecting monies owed, in addition to all other amounts and damages awarded.  If both parties are awarded a judgment in any dollar amount, the court or arbitrator, as applicable, will determine the prevailing party taking into consideration the merits of the claims asserted by each party, the amount of the judgment received by each party, and the relative equities

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between the parties.

6.6           Injunctive Relief

The parties agree that they have the right in the proper case to seek temporary or preliminary injunctive relief.  The parties agree that they will not be required to post a bond to obtain any injunctive relief and that the only remedy if an injunction is entered will be the dissolution of such injunction.

6.7           No Guarantee of Franchisee’s Success

Franchisee acknowledges that USI has made no guarantees concerning the success of the franchise granted by this Agreement.  Franchisee has been informed and acknowledges its understanding that because of the highly competitive nature of the business involved, successful operation of the Store in its region will depend, in part, upon the best efforts, capabilities, management, and efficient operation by Franchisee; as well as the general economic trend and other local marketing conditions.

6.8           Notices

a.           All notices specified by this Agreement or required by law must be in writing and given by personal delivery, courier, or sent by certified mail, return receipt requested, to USI or Franchisee at the address set forth at the beginning of this Agreement, or to such other address(es) as the parties may designate in writing prior to the giving of any notice.  Notices to Franchisee may also be given at the location of any U-Swirl Store owned or operated by Franchisee; or at the residence of Franchisee (if an individual), or at the residence of the principal shareholder(s), partner(s), or member(s) of Franchisee (if a business entity).  Notices will be deemed to be “delivered” when actually left in the custody of an adult agent, employee, or resident at a place of business or residence if given by personal delivery or courier; or if given by certified mail, three (3) days after being deposited with the U.S. Postal Service with proper address and postage paid; unless delivery is refused or the party does not retrieve the notice after notification by the Postal Service or courier, in which case the notice is effective upon the first attempted personal delivery, mailing, or deposit with a courier service (as applicable).

b.           Franchisee shall provide USI with a current business and/or residential address (in accordance with the preceding paragraph) other than the address of the Store.  Franchisee must provide USI with updated information whenever changes occur, so that USI always has a current address for Franchisee.

           6.9           Binding Effect

All the terms and provisions of this Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties.  However, nothing in this paragraph may be construed as consent by USI to the assignment or transfer of this Agreement or any rights by Franchisee.

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6.10           Waiver

The failure of either party to insist upon the strict performance of any term, covenant, or condition contained in this Agreement will not constitute or be construed as a waiver or relinquishment of that party’s rights to enforce thereafter any such term, covenant, or condition; and it will continue in full force and effect.

6.11           Cross Default

A default by Franchisee under this Agreement will be deemed a default of all franchise agreements and other agreements between Franchisee and USI or its affiliates.  A default by Franchisee under any other franchise agreement or other agreement between USI or its affiliates and Franchisee will be deemed a default under this Agreement.  A default by the guarantor(s) of any guaranty agreement applicable to this Agreement or any other agreement between USI and the guarantor(s) will be deemed a default of this Agreement.  In this Section, the term “Franchisee” also includes any entity(ies) of which Franchisee owns 50% or more.

6.12           Cross Termination

If this Agreement is terminated as a result of a default by Franchisee, USI may, at its option, elect to terminate any or all other franchise agreements and other agreements between Franchisee and USI or its affiliates.  If any other franchise agreement or other agreement between Franchisee and USI or its affiliates is terminated as a result of a default by Franchisee, USI may, at its option, elect to terminate this Agreement.  It is agreed that an incurable or uncured (within the time period provided) default under this Agreement or any other franchise agreement between Franchisee and USI will be grounds for termination of this Agreement and/or any and all franchise agreements between Franchisee and USI without additional notice or opportunity to cure.  In this Section, the term “Franchisee” also includes any entity(ies) of which Franchisee owns 50% or more.

6.13           Entire Agreement

This Agreement, including its Exhibits, constitutes the entire agreement of the parties related to its subject matter (into which all prior negotiations, commitments, representations, and undertakings with respect to its subject matter are merged).  No oral or other written understandings or agreements exist between the parties relating to the subject matter of this Agreement.  In entering into this Agreement, Franchisee agrees that it did not rely on any promises, representations, or agreements not expressly contained in this Agreement.   Notwithstanding the language above, nothing in this Agreement or any related agreement between USI and Franchisee is intended to disclaim the representations USI made in the Franchise Disclosure Document USI provided to Franchisee (or in the last Franchise Disclosure Document before this Agreement was signed by Franchisee, if more than one was provided by USI), unless Franchisee voluntarily waived any representations.

6.14           Modifications

Any modification to this Agreement must be in writing and signed by all of the parties to this Agreement.

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6.15           Number, Table of Contents, and Captions

Words in the singular number include the plural when the sense requires (and vice-versa). The Table of Contents and the captions are inserted only for convenience and are not a part of this Agreement or a limitation or expansion of the scope of the particular paragraph to which each refers.

6.16           Nature of Liability

If Franchisee consists of two (2) or more persons, whatever the form of business entity through which the persons control Franchisee, then all these persons will be jointly and severally liable under the provisions of this Agreement.

           6.17           Acknowledgement; Representations

A.           FRANCHISEE OR ITS PRINCIPAL REPRESENTATIVE(S) (“YOU” OR “YOUR”) REPRESENT THAT YOU HAVE CONDUCTED AN INDEPENDENT INVESTIGATION OF THE FRANCHISE AND YOU HAVE BEEN AFFORDED THE OPPORTUNITY TO ASK QUESTIONS AND REVIEW MATERIALS THAT YOU DEEM RELEVANT IN MAKING THE DECISION TO ENTER INTO THIS AGREEMENT AND ACQUIRE THE FRANCHISE.

B.           YOU AND EACH AND EVERY SIGNER OF THIS AGREEMENT SEVERALLY REPRESENTS AND WARRANTS THAT YOU HAVE RECEIVED A COPY OF USI'S FRANCHISE DISCLOSURE DOCUMENT AT THE EARLIER OF:

(1)           FOURTEEN CALENDAR DAYS BEFORE THE SIGNING OF THIS AGREEMENT, OR
(2)           FOURTEEN CALENDAR DAYS BEFORE ANY PAYMENT TO USI,

AND THAT YOU HAD A COPY OF THE FORM OF THIS AGREEMENT IN YOUR POSSESSION FOR A PERIOD OF NOT LESS THAN FOURTEEN (14) DAYS, DURING WHICH TIME YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT, AND HAD THE OPPORTUNITY TO SUBMIT IT FOR PROFESSIONAL REVIEW AND ADVICE OF YOUR CHOOSING PRIOR TO FREELY EXECUTING THIS AGREEMENT.

C.           YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO RECEIVE ADVICE OF LEGAL COUNSEL AS TO ALL MATTERS RELATING TO THE DUE DILIGENCE REVIEW OF THE FRANCHISE, INCLUDING THE REVIEW OF THE FRANCHISE DISCLOSURE DOCUMENT AND THIS AGREEMENT.

D.           YOU ACKNOWLEDGE THAT THE SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED HEREIN INVOLVES SUBSTANTIAL RISKS AND DEPENDS UPON YOUR ABILITY AS AN INDEPENDENT BUSINESSPERSON AND YOUR ACTIVE PARTICIPATION IN THE DAILY AFFAIRS OF THE BUSINESS.

E.           YOU ACKNOWLEDGE THAT NO ASSURANCE OR WARRANTY, EXPRESSED OR IMPLIED, HAS BEEN GIVEN TO YOU AS TO THE POTENTIAL SUCCESS

FRANCHISE AGREEMENT - PAGE 32

OF THIS BUSINESS VENTURE OR THE EARNINGS LIKELY TO BE ACHIEVED.

F.           YOU ACKNOWLEDGE THAT NO STATEMENT, REPRESENTATION, OR OTHER ACT, EVENT, OR COMMUNICATION, EXCEPT AS SET FORTH IN THIS AGREEMENT, IS BINDING ON USI IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT THIS AGREEMENT SUPERSEDES ANY AND ALL OTHER AGREEMENTS AND REPRESENTATIONS CONCERNING THIS FRANCHISE.  NOTWITHSTANDING THE LANGUAGE ABOVE, NOTHING IN THIS AGREEMENT OR ANY RELATED AGREEMENT BETWEEN USI AND FRANCHISEE IS INTENDED TO DISCLAIM THE REPRESENTATIONS USI MADE IN THE FRANCHISE DISCLOSURE DOCUMENT USI PROVIDED TO FRANCHISEE (OR IN THE LAST FRANCHISE DISCLOSURE DOCUMENT BEFORE THIS AGREEMENT WAS SIGNED BY FRANCHISEE, IF MORE THAN ONE WAS PROVIDED BY USI), UNLESS FRANCHISEE VOLUNTARILY WAIVED ANY REPRESENTATIONS.

G.           YOU REPRESENT THAT ALL FINANCIAL AND OTHER INFORMATION THAT FRANCHISEE HAS PROVIDED TO USI IN CONNECTION WITH FRANCHISEE’S APPLICATION FOR THIS FRANCHISE IS TRUE AND ACCURATE.

[Remainder of Page Intentionally Left Blank]

FRANCHISE AGREEMENT - PAGE 33

H.           YOU REPRESENT THAT NEITHER FRANCHISEE NOR ANY OF ITS OFFICERS, DIRECTORS, LIMITED LIABILITY COMPANY MANAGERS OR MEMBERS, PARTNERS, SHAREHOLDERS, OR OTHER OWNERS (AS APPLICABLE) ARE SUBJECT TO U.S. EXECUTIVE ORDER 13224; AND THAT EACH INDIVIDUAL IS A UNITED STATES CITIZEN OR A LAWFUL RESIDENT ALIEN OF THE UNITED STATES.

This Agreement is made effective as of the ____ day of ________________, 20__.

U-Swirl International, Inc.	Franchisee: _____________________
By:______________________________	By:___________________________
Print Name______________________	Print Name ____________________
Title: ________________________	Title:_________________________

OR	__________________________________
(if one or more individuals)
Print Name ____________________

__________________________________
Print Name:_________________________

S.S.N. or E.I.N. of Franchisee:
_________________________

_________________________

FRANCHISE AGREEMENT - PAGE 34

EXHIBIT 1

ADDENDUM TO U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT

This is an Addendum to the Franchise Agreement dated as of the same date (the “Agreement”) by and between U-Swirl International, Inc. (“USI”) and the undersigned franchisee (“Franchisee”).  This Addendum supplements the terms of the Agreement, and in the event of a conflict in terms between the Agreement and this Addendum, the terms of this Addendum are controlling.

The parties agree as follows:

1.           Store Premises.  The Store Premises, referenced in Section 1.1.a of the Agreement, will be located at:                                           .

2.           Territory.  The Territory, referenced in Section 1.1.b of the Agreement will be (check only one):

_____    A radius of one mile around the location of the Store.

_____    A radius of three city blocks around the location of the Store.

_____	The Mass Gathering Area. The “Mass Gathering Area” is the shopping mall, hospital, airport, railroad station, amusement park, casino, or hotel in which the Store is located.

3.           Initial Franchise Fee.  The initial franchise fee, referenced in Section 1.2 of the Agreement is $_________.

Fully executed this ____ day of ________________, 20___.

U-Swirl International, Inc.	Franchisee: _____________________
By:______________________________	By:___________________________
Print Name______________________	Print Name ____________________
Title: ________________________	Title:_________________________

OR	__________________________________
(if one or more individuals)
Print Name ____________________

__________________________________
Print Name:_________________________

S.S.N. or E.I.N. of Franchisee:
_________________________

_________________________

EXHIBIT 2
TO U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT

GUARANTY AND ASSUMPTION OF FRANCHISEE’S OBLIGATIONS

In consideration of, and as an inducement to, the execution by U-Swirl International, Inc. (“USI”) of that certain Franchise Agreement (the “Agreement”) entered into by USI and the Franchisee named below (“Franchisee”) on the date listed below:

1.           Each of the undersigned personally and unconditionally (a) guarantees to USI, and its successors and assigns, for the term of the Agreement and thereafter as provided in the Agreement, that Franchisee will punctually pay and perform each and every undertaking, agreement, and covenant set forth in the Agreement; and (b) agrees to be personally bound by, and personally liable, for the breach of each and every provision in the Agreement, both monetary obligations and obligations to take or refrain from taking specific actions or to engage or refrain from engaging in specific activities.

2.           Each of the undersigned waives: (a) acceptance and notice of acceptance by USI of the foregoing undertakings; (b) notice of demand for payment of any indebtedness or non-performance of any obligations guaranteed; (c) protest and notice of default to any party with respect to the indebtedness or nonperformance of any obligations guaranteed; (d) any right the undersigned may have to require that an action be brought against Franchisee or any other person as a condition of liability; and (e) any and all other notices and legal or equitable defenses to which the undersigned may be entitled.

3.           Each of the undersigned consents and agrees that: (a) the undersigned’s direct and immediate liability under this guaranty will be joint and several; (b) the undersigned will render any payment or performance required under the Agreement upon demand if Franchisee fails or refuses to do so; (c) the undersigned’s liability will not be contingent or conditioned upon pursuit by USI of any remedies against Franchisee or any other person; and (d) the undersigned’s liability will not be diminished, relieved, or otherwise affected by (i) any change in the Agreement that has been agreed to by USI and Franchisee, or (ii) any extension of time, credit, or other indulgence that USI may from time to time grant to Franchisee or to any other entity or person, including without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims, none of which will in any way modify or amend this guaranty, which will be continuing and irrevocable during the term of the Agreement.

4.           Each of the undersigned will be bound by the covenant not to compete and the other restrictive covenants, the confidentiality provisions, the audit provisions, and the indemnification provisions contained in the Agreement.

5.           Each of the undersigned agrees that the arbitration, injunctive relief, governing law and jurisdiction provisions contained in the Agreement will govern this Guaranty, and those provisions are incorporated into this Guaranty by this reference.

6.           No single or partial exercise by USI of any right or remedy under this Guaranty will preclude further exercise of that right or remedy, nor of the exercise of any other right or remedy under this Guaranty.  No delay or neglect on the part of USI in the exercise of any right or remedy existing under law or by virtue of this Guaranty will operate as a waiver of that right or remedy.  Instead, USI’s rights and remedies under this Guaranty will continue in full force and effect unless specifically waived or released in a written instrument signed by the Chief Executive Officer or President of USI.

NAME OF FRANCHISEE:_____________________________________

Date of Franchise Agreement: __________________________________

GUARANTOR(S)

(Print Name)

Signature

Address

Telephone Number

(Print Name)

Signature

Address

Telephone Number

EXHIBIT 3
TO U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT

STATEMENT OF OWNERSHIP

Franchisee: ________________________________________

Trade Name (if different from above): _____________________________

Form of Ownership (Check One)
_____ Individual	_____ Partnership	_____ Corporation	Limited ______ Liability Company

If a Partnership, list below the name and address of each partner, indicate what percentage of the partnership is owned by each, and whether that person is active in management; indicate the state is in which the partnership was formed; and provide to USI a copy of the Partnership Agreement certified by the Secretary of State of the State in which the Partnership was formed.

If a Limited Liability Company, list below the name and address of each member and each manager, indicate what percentage of the company is owned by each; indicate the state in which the LLC was formed; and provide to USI a copy of the Articles of Organization certified by the Secretary of State of the State in with the LLC was formed.

If a Corporation, list below the name and address of each officer and director; list the name and address of every shareholder, and indicate what percentage of stock is owned by each; indicate the state of incorporation of the corporation; and provide to USI a copy of the Articles of Incorporation certified by the Secretary of State of the State in with the corporation was formed.

Franchisee acknowledges that this Statement of Ownership applies to the Store authorized under the Franchise Agreement.

Use additional sheets if necessary.  Any and all changes to the information above must be reported to USI in writing.

_____________________       _______________________________________
Date                                                                 Signature

                   _______________________________________
                   Print Name

EXHIBIT 4
TO U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT

ELECTRONIC FUNDS TRANSFER AUTHORIZATION AGREEMENT

 ELECTRONIC FUNDS TRANSFER AUTHORIZATION AGREEMENT

The undersigned depositor (“Depositor”) agrees to electronic funds transfer from Depositor’s designated account(s) to the designated account(s) of U-Swirl International, Inc. (“USI”) for payment of royalties, advertising fees, and other obligations owed to USI (in USI’s sole discretion), for all USI franchises owned in whole or in part by Depositor, as follows:

1.           Depositor authorizes USI to withdraw money from Depositor’s checking and/or savings account(s), as listed below, on a timely basis to collect the appropriate royalties and advertising fees due under the Franchise Agreement(s) for all franchises owned in whole or in part by Depositor, along with other amounts owed by Depositor to USI under other agreements between the parties.

________________________________                                                           ________________________________
Name of Depository                                                                                                Branch

_________________________________________________________________________
Street Address, City, State, Zip Code

________________________________                                                            ________________________________
Bank Transit/ABA Number                                                                                                Account Number(s)

(DEPOSITOR:  ATTACH A COPY OF A VOIDED CHECK OR DEPOSIT SLIP FOR EACH ACCOUNT TO BE INCLUDED UNDER THIS AGREEMENT)

2.           Depositor agrees that this authorization will remain in effect for each franchise throughout the duration of the Franchise Agreement or other agreement for the applicable franchise; unless USI agrees to an earlier termination of the authorization.  Depositor agrees not to revoke any authorization for funds transfer prior to the termination of the applicable Franchise Agreement or other agreement, without prior written consent of USI.  Depositor agrees that the applicable financial institution or other depository (the “Depository”) cannot cancel this authorization without receiving written consent from USI.

3.           Depositor agrees to keep, at all times, sufficient funds in each account covered by a transfer authorization to pay the full amount of each transfer.  Depositor shall promptly notify USI of any change in its account(s) covered by this Agreement, providing new account numbers when applicable.

4.           Depositor agrees that USI may transfer funds from Depositor’s account(s) to USI’s account(s) each week and/or at other times as permitted by the agreement(s) between the parties.

5.           USI may bill Depositor directly for any amounts owed by Depositor to USI for which USI does not seek payment through funds transfer under this Agreement.

6.           Depositor agrees to promptly and accurately report net sales figures for all franchises owned in whole or in part by Depositor, in compliance with Depositor’s Franchise Agreement(s), and as instructed by USI.

7.           Depositor agrees that USI may charge Depositor a late fee and/or interest per franchise involved, for each attempted transfer, if any funds transfer cannot be completed in full when due because of insufficient funds, a cancellation of the authorization for the funds transfer that is not approved by USI, or other circumstances outside of the control of USI.  USI may also charge Depositor any NSF fee or similar fee charged by the bank.

8.           Depositor agrees that if the applicable Depository requires its or another form to be submitted to facilitate electronic funds transfers, Depositor will promptly complete that form so that it allows for the Depository to carry out the intent of this Electronic Funds Transfer Authorization Agreement (this “Agreement”), and Depositor will promptly submit that form to USI or that Depository, as instructed by USI.

9.           A franchise is considered to be “owned in whole or in part by Depositor” if any individual or entity having an Ownership Interest (defined as a 10% or greater shareholder, partnership, or member interest, or as a sole proprietor) in the franchise(s) subject to this Agreement has an Ownership Interest in that other franchise.

________________________________________

                    By:____________________________________

Print Name: ______________________________

Title: ___________________________________

Date: ___________________________________

HAWAII RIDER TO THE
U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT
BETWEEN U-SWIRL INTERNATIONAL, INC.
AND _______________________________
DATED ______________

The following paragraph is added to Section 5.8.b:

Section 482E-6(3) of the Hawaii Revised Statutes provides that upon termination or refusal to renew the Franchise, the Franchisor is obligated to compensate the Franchisee for the fair market value, at the time of the termination or expiration of the Franchise, of the Franchisee's inventory, supplies, equipment and furnishings purchased from the Franchisor or a supplier designated by the Franchisor; provided that personalized materials which have no value to the Franchisor need not be compensated for.  If the Franchisor refuses to renew a Franchise for the purpose of converting the Franchisee's business to one owned and operated by the Franchisor, the Franchisor, in addition to the remedies provided above, shall compensate the Franchisee for the loss of goodwill.  The Franchisor may deduct from such compensation reasonable costs incurred in removing, transporting and disposing of the Franchisee's inventory, supplies, equipment and furnishings pursuant to this requirement, and may offset from such compensation any monies due the Franchisor.

U-SWIRL INTERNATIONAL, INC.
FRANCHISEE (Print Name)

By:                                                                                    By:
Title:                                                                                Title:

MINNESOTA RIDER TO THE
U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT
BETWEEN U-SWIRL INTERNATIONAL, INC.
AND _______________________________
DATED ______________

1.           The following statement is added at the end of Section 1.3.b.9 and Section 3.3.f:

Any release executed in connection herewith shall not apply to any claims that may arise under the Minnesota Franchise Act.

2.           Section 1.4.j is modified by the following language:

As it deems necessary, USI will protect Franchisee’s right to use USI’s Proprietary Marks.  The Minnesota Department of Commerce requires Franchisors to indemnify Franchisees against liability to third parties resulting from claims by third parties that the Franchisee’s use of the Franchisor’s marks infringes upon the trademark rights of the third party.

3.           The following sentence is added to Section 5.6:

Minnesota law provides Franchisee with certain termination and nonrenewal rights.  Minn. Stat. Sec. 80C.14 Subd. 3, 4 and 5 require, except in certain specified cases, that Franchisee be given 90 days notice of termination (with 60 days to cure) and 180 days notice for nonrenewal of this Agreement.

4.           Section 6.3.f is modified with the addition of the following sentences:

Minn. Stat. §80c.21 and Minn. Rule 2860.4400j prohibit USI from requiring litigation to be conducted outside Minnesota.  In addition, nothing in this Agreement can abrogate or reduce any of Franchisee’s rights as provided for in Minnesota statutes, chapter 80c, or Franchisee’s rights to any procedure, forum, or remedies provided for by the laws of the jurisdiction.

5.           The waiver of jury trials in Section 6.3.f is deleted.

U-SWIRL INTERNATIONAL, INC.
FRANCHISEE (Print Name)

By:                                                                                    By:
Title:                                                                                Title:

NEW YORK RIDER TO THE
U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT
BETWEEN U-SWIRL INTERNATIONAL, INC.
AND _______________________________
DATED __________________

1.           The following sentence is added at the end of Sections 6.10 and 6.17:

Provided, however, that all rights enjoyed by Franchisee and any causes of action arising in its favor from the provisions of Article 33 of the General Business Law of the State of New York and the regulations issued thereunder shall remain in force; it being the intent of this proviso that the non-waiver provisions of General Business Law, Section 687.4 and 687.5 be satisfied.

2.           In accordance with New York law, the 14 calendar day waiting periods in Section 6.17.B are replaced with a 10 business day waiting period.  A new subsection 6.17.B.3 is added as follows:

(3)           OR, THE FIRST PERSONAL MEETING BETWEEN USI AND FRANCHISEE OR ITS PRINCIPAL REPRESENTATIVE(S),

U-SWIRL INTERNATIONAL, INC.
FRANCHISEE (Print Name)

By:                                                                                    By:
Title:                                                                                Title:

SOUTH DAKOTA RIDER TO THE
U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT
BETWEEN U-SWIRL INTERNATIONAL, INC.
AND _______________________________
DATED ______________________

1.           The following sentence is added to Sections 6.13 and 6.17:

Pursuant to SDCL 37-5A-86, any acknowledgement provision, disclaimer or integration clause or a provision having a similar effect in a franchise agreement does not negate or act to remove from judicial review any statement, misrepresentation or action that would violate this chapter or a rule or order under this chapter.

2.           To the extent this Addendum will be deemed to be inconsistent with any terms or conditions of the agreements, exhibits or attachments thereto, the terms of this Addendum will govern.  All other terms and conditions of these agreements will remain the same.

U-SWIRL INTERNATIONAL, INC.
FRANCHISEE (Print Name)

By:                                                                                    By:
Title:                                                                                                Title:

WASHINGTON RIDER TO THE
U-SWIRL INTERNATIONAL, INC. FRANCHISE AGREEMENT
BETWEEN U-SWIRL INTERNATIONAL, INC.
AND ________________________________
DATED __________________

1.           These states have statutes that may supersede the Franchise Agreement in your relationship with USI, including the areas of termination and renewal of your franchise:  ARKANSAS [Stat. Sections 4-72-201 to 4-72-210], CALIFORNIA [Bus. & Prof. Code Sections 20000-20043], CONNECTICUT [Gen. Stat. Ch. 739, Sections 42-133e to 42-133h], DELAWARE [Title 6, Ch. 25, Code Sections 2551-2556], HAWAII [Title 26, Rev. Stat. Section 482E-6], IDAHO [Code Section 29-110], ILLINOIS [ILCS, Ch.815, Sections 705/1-705/44], INDIANA [Code Section 23-2-2.7-1 to 7], IOWA [Title XX, Code Sections 523H.1-523H.17], MARYLAND [Ann. Code Sections 11-1301 to 11-1307], MICHIGAN [1979 Comp. Laws, Section 445.1527], MINNESOTA [1996 Stat. Section 80C.14], MISSISSIPPI [Code Sections 75-24-51 to 75-24-63], MISSOURI [Rev. Stat. Sections 407.400-407.410, 407.413, 407.420], NEBRASKA [Rev. Stat. Sections 87-401 to 87-410], NEW JERSEY [Rev. Stat. Sections 56:10-1 to 56:10-12], SOUTH DAKOTA [Codif. L. Section 37-5A-51], VIRGINIA [Code Section 13.1-564], WASHINGTON [Rev. Code Sections 19.100.180, 19.100.190], WISCONSIN [Stat. Sections 135.01 - 135.07], DISTRICT OF COLUMBIA [Code Sections 29-1201 to 29-1208], PUERTO RICO [Ann. Laws, Title 10, Ch. 14, Sections 278-278d], VIRGIN ISLANDS [Code Ann., Title 12A, Ch. 2, Subch. III, Sections 130-139].  These and other states may have court decisions that may supersede the Franchise Agreement in your relationship with USI, including the areas of termination and renewal of your franchise.

2.           Arbitration will take place in the state of Washington, but only if "in-state" arbitration is a valid requirement of the Washington Franchise Investment Practices Act; otherwise, it will take place in Nevada as specified in the Franchise Agreement.  The language above has been included in this Franchise Agreement as a condition to registration.  USI and Franchisee do not agree that "in-state" arbitration is required under the Washington Franchise Investment Practices Act and believe that each of the provisions of the Franchise Agreement, including all venue provisions, are fully enforceable.  USI and Franchisee intend to fully enforce all of the provisions of the Franchise Agreement and all other documents signed by them, including but not limited to, all venue, choice-of-law, and arbitration provisions, and other dispute avoidance and resolution provisions, and to rely on federal pre-emption under the Federal Arbitration Act.

3.           In the event of a conflict of laws, the provisions of the Washington Franchise Investment Protection Act, Chapter 19.100 RCW will prevail.

4.           A release or waiver of rights executed by a franchisee will not include rights under the Washington Franchise Investment Protection Act except when executed pursuant to a negotiated settlement after the agreement is in effect and where the parties are represented by independent counsel.  Provisions such as those which unreasonably restrict or limit the statute of limitations period for claims under the Act, rights or remedies under the Act such as a right to a jury trial may not be enforceable.

5.           In accordance with Washington law, the 14 calendar day waiting periods in Section 6.17.B are replaced with a 10 business day waiting period.

6.           Transfer fees are collectable to the extent that they reflect the franchisor's reasonable estimated or actual costs in effecting a transfer.

U-SWIRL INTERNATIONAL, INC.
FRANCHISEE (Print Name)

By:                                                                                    By:
Title:                                                                                 Title: